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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

STEIN MART, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Stein Mart, Inc.

NOTICE AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 17, 2008

TO THE HOLDERS OF COMMON STOCK:

PLEASE TAKE NOTICE that the annual meeting of stockholders of Stein Mart, Inc. will be held on Tuesday, June 17, 2008, at 2:00 P.M., local time, at The Museum of Science and History, 1025 Museum Circle, Jacksonville, Florida.

The meeting will be held for the following purposes:

1.    To elect a Board of Directors for the ensuing year and until their successors have been elected and qualified;

2.    To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending January 31, 2009; and

3.    To transact such other business as may properly come before the meeting or any adjournment thereof.

The stockholders of record at the close of business on April 11, 2008, will be entitled to vote at the annual meeting.

It is hoped you will be able to attend the meeting, but in any event, we will appreciate it if you will vote according to the instructions on the enclosed proxy as promptly as possible. If you are able to be present at the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

James G. Delfs
Secretary

Dated: May 8, 2008

Proxy Statement for the

Annual Meeting of Stockholders of

STEIN MART, INC.

To Be Held on Tuesday, June 17, 2008

Stein Mart, Inc.

1200 Riverplace Boulevard

Jacksonville, Florida 32207

PROXY STATEMENT FOR ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD JUNE 17, 2008

SOLICITATION

This Proxy Statement and the enclosed form of proxy are being sent to stockholders of Stein Mart, Inc. on or about May 8, 2008 in connection with the solicitation by the Company’s Board of Directors of proxies to be used at the Annual Meeting of Stockholders of the Company. The meeting will be held on Tuesday, June 17, 2008 at 2:00 P.M., local time, at The Museum of Science and History, 1025 Museum Circle, Jacksonville, Florida.

The Board of Directors has designated Jay Stein and John H. Williams, Jr., and each or either of them, as Proxies to vote the shares of common stock solicited on its behalf. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised by (i) giving written notice to the Secretary of the Company, (ii) delivery of a later dated proxy, or (iii) attending the meeting and voting in person. The shares represented by the proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable.

VOTING SECURITIES

The record stockholders entitled to vote was determined at the close of business on April 11, 2008. At such date, the Company had outstanding and entitled to vote 42,081,553 shares of common stock, $.01 par value. Each share of common stock entitles the holder to one vote. Holders of a majority of the outstanding shares of common stock must be present in person or represented by proxy to constitute a quorum at the annual meeting.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table shows the name, address and beneficial ownership as of April 11, 2008 of each person known to the Company, other than Jay Stein, who is shown below, to be the beneficial owner of more than 5% of its outstanding common stock:

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	3,586,130	(1)	8.6%

(1)

According to Schedule 13G filed February 14, 2008, T. Rowe Price Associates, Inc. is the beneficial owner of 3,586,130 shares, or 8.6% of shares outstanding of the Company’s common stock. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of April 11, 2008 by: (i) each director and nominee for director; (ii) each current executive officer named in the Summary Compensation Table and (iii) all directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Jay Stein(3)	16,454,172	39.1%
Ralph Alexander(4)(6)	6,562	-
Alvin R. Carpenter(4)(6)	26,249	0.1%
Irwin Cohen(4)	-	-
James G. Delfs(5)(6)	67,950	0.2%
Susan Falk(4)(6)	6,562	-
Linda M. Farthing(4)(5)(6)	306,687	0.7%
D. Hunt Hawkins(5)(6)	58,116	0.1%
Mitchell W. Legler(4)(6)(7)	50,249	0.1%
William A. Moll(5)(6)	86,863	0.2%
Michael D. Ray(5)(6)	101,230	0.2%
Richard L. Sisisky(4)(5)(6)(8)	30,189	0.1%
Martin E. Stein, Jr.(4)(5)(6)(9)	49,930	0.1%
John H. Williams, Jr.(5)(10)	311,700	0.7%
All directors and executive officers as a group (14)(3)(5)(6)(7)(8)(9)(10)	17,556,459	41.3%

(1)	All shares of Common Stock indicated in the table are subject to the sole investment and voting power of the directors and executive officers, except as otherwise set forth in the footnotes below.

(2)	Where percentage is not indicated, amount is less than 0.1% of total outstanding common stock.

(3)

Shares consist of 13,441,278 shares held by Stein Ventures Limited Partnership, the general partner of which is Carey Ventures, Inc., 744,500 shares held by the Jay Stein Foundation over which Mr. Stein has sole voting and dispositive power as trustee of the Foundation, 610,000 shares over which Mr. Stein serves as Custodian for his child and has sole voting and dispositive power, 24,645 shares held by Carey Ventures, Inc., a corporation wholly-owned by Mr. Stein, 902,149 shares held by Jay Stein and 731,600 shares owned by a trust for the benefit of Deanie Stein and over which Mr. Stein has sole voting and dispositive power as trustee.

(4)	Each outside director receives non-qualified options to purchase 4,000 shares of common stock of the Company upon becoming a director.

(5) Includes the following shares which are not currently outstanding but which the named holders are entitled to receive upon exercise of options:

James G. Delfs	21,345
Linda M. Farthing	204,000
D. Hunt Hawkins	20,520
William A. Moll	50,120
Michael D. Ray	69,900
Richard L. Sisisky	2,640
Martin E. Stein, Jr.	4,000
John H. Williams, Jr.	100,000
All directors and executive officers as a group (14)	472,525

Options that are exercisable within 60 days are included in the shares indicated. The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by each named holder and by the group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(6)	Includes the following shares of restricted stock which are currently outstanding and are held by the transfer agent and delivered to each individual Key Employee upon vesting:

Ralph Alexander	6,562
Alvin R. Carpenter	9,881
James G. Delfs	31,390
Susan Falk	6,562
Linda M. Farthing	68,819
D. Hunt Hawkins	34,280
Mitchell W. Legler	9,881
William A. Moll	34,630
Michael D. Ray	28,440
Richard L. Sisisky	9,881
Martin E. Stein, Jr.	9,881
All directors and executive officers as a group (14)	250,207

(7)	Includes 40,368 shares owned by Mr. Legler and his wife as tenants by the entirety.

(8)	Includes 300 shares over which Mr. Sisisky serves as custodian under the Florida Uniform Transfers to Minors Act.

(9)	Includes 7,800 shares over which Mr. Stein serves as custodian under the Florida Uniform Transfers to Minors Act.

(10)	Includes 211,700 shares owned jointly by Mr. Williams and his wife.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons owning more than ten percent of the Company’s common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company and to furnish the Company with copies of all such reports. To the Company’s knowledge, based solely on review of copies of such reports furnished to the Company during 2007, all Section 16(a) filing requirements applicable to its directors, officers and greater than ten percent beneficial owners have been complied with.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, a Board of ten (10) directors will be elected for one year and until the election and qualification of their successors. Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting. Abstentions and broker non-votes will have no effect on the outcome. The accompanying proxy will be voted, if authority to do so is not withheld, for the election as directors of the persons named below who have been designated by the Board of Directors as nominees. Each nominee is at present available for election and, except for Ralph Alexander, Irwin Cohen and Susan Falk, was elected to the Board by the Company’s stockholders. After seven successful years of serving on the Stein Mart Board, J. Wayne Weaver is retiring and will not stand for re-election. Ralph Alexander was recommended to the Corporate Governance Committee by the Company’s chairman. Irwin Cohen initiated contact with the Company several years ago when he retired from Deloitte & Touche as a partner specializing in retail, and Susan Falk was recommended to the Corporate Governance Committee by a non-employee director. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may in their discretion vote for a substitute. There are no family relationships between any directors or executive officers of the Company. Information concerning the Board’s nominees, based on data furnished by them, is set forth below.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

Name Age	Positions with the Company; Principal Occupations During Past Five Years; Other Directorships	Year First Became Director of the Company (1)

Jay Stein (62)	Chairman of the Board of the Company since 1989 and Chief Executive Officer of the Company from 1998 to September 2001; former director of American Heritage Life Insurance Company based in Jacksonville, Florida and Promus Hotel Corporation based in Memphis, Tennessee	1968

John H. Williams, Jr. (70)	Vice Chairman of the Board since February 2003 and director of the Company; Vice Chairman and Chief Executive Officer of the Company from September 2001 to February 2003; President of the Company from 1990 to September 2001; director of SunTrust Bank, North Florida, N.A. in Jacksonville, Florida.	1984

Ralph Alexander †■ (53)	Director of the Company; Managing Director of Riverstone; Chief Executive Officer of Innovene from June 2004 to December 2005; Chief Executive Officer of BP’s Gas, Power and Renewable and Solar segment from 2001 to June 2004.	2007

Alvin R. Carpenter ■ ß× (66)	Director of the Company; Vice Chairman of CSX Corporation from July 1999 to February 2001; director of Regency Centers Corporation and PSS World Medical, Inc.	1996

Irwin Cohen †ß (67)	Director of the Company; Senior Advisor with the Peter J. Soloman Company since June 2003; Global Managing Partner of the Retail and Consumer Products Practice of Deloitte and Touche LLP from 1998 to May 2003; director of Supervalu, Inc.	2007

Susan Falk † (57)	Director of the Company; Group President, Womenswear, Hartmarx Corporation since January 2005, a retail consultant from May 2003 to December 2004 and President of Avenue Stores from October 2002 to April 2003.	2007

Linda M. Farthing (60)	Director of the Company; President and Chief Executive Officer of the Company since September 2007; President and director, Friedman’s, Inc. 1998; President and director, The Cato Corporation 1990-1997.	1999

Mitchell W. Legler (65)	Director of the Company; majority shareholder of Kirschner & Legler, P.A. since April 2001; sole shareholder of Mitchell W. Legler, P.A. from August 1995 to April 2001; general counsel to the Company since 1991	1991

Richard L. Sisisky †■ß (53)	Director of the Company; President of The Shircliff & Sisisky Company, a management consulting company, since 2003; President and Chief Operating Officer and director of ParkerVision, Inc. from 1998 to 2003.	2003

Martin E. Stein, Jr.■ (55)	Director of the Company; Chairman and Chief Executive Officer of Regency Centers Corporation, a real estate investment trust, since 1997; director of Patriot Transportation Holding, Inc.	2001

(1)	Directors are elected for one-year terms

†	Member of the Audit Committee

■	Member of the Compensation Committee

ß	Member of the Corporate Governance Committee

×	Lead Director

EXECUTIVE OFFICERS

The executive officers of the Company are:

Name (Age)	Position
Linda M. Farthing (60)	President and Chief Executive Officer
D. Hunt Hawkins (49)	Executive Vice President, Chief Administrative Officer
William A. Moll (57)	Executive Vice President and Chief Merchandising Officer
James G. Delfs (61)	Senior Vice President, Finance and Chief Financial Officer
Michael D. Ray (51)	Senior Vice President, Director of Stores

For additional information regarding Ms. Farthing, see the Directors’ table on the preceding page.

Mr. Hawkins joined the Company in February 1994 as Senior Vice President, Human Resources. He was promoted to Executive Vice President of Operations in September 2006 and to Executive Vice President, Chief Administrative Officer in October 2007.

Mr. Moll joined the Company in September 2003 as General Merchandising Manager for ladies ready-to-wear. He was promoted to Executive Vice President and Chief Merchandising Officer in September 2006.

Mr. Delfs joined the Company in May 1995, as Senior Vice President, Finance and Chief Financial Officer.

Mr. Ray joined the Company in February 1990 as a General Manager. He was promoted to District Director of Stores in July 1994, Regional Director of Stores in January 1997 and to Senior Vice President, Director of Stores in September 2001.

MEETINGS AND COMMITTEES OF THE BOARD

Regular meetings of the Board of Directors are held four times a year. During 2007, the Board held a total of four regular meetings plus three additional meetings. All directors attended at least 75% of all meetings of the Board and Board committees on which they served during 2007.

The Board of Directors has established four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance Committee which are described below. Members of these committees are elected annually at the regular Board meeting held in conjunction with the annual stockholders’ meeting with changes in committee assignments being made during the year as the Board of Directors deems appropriate.

Executive Committee. The Executive Committee is comprised of any two directors who are independent directors under The Nasdaq Stock Market® rules and any one additional director who is the Company’s Chief Executive Officer. Subject to the limitations specified by the Florida Business Corporation Act, the Executive Committee is authorized by the Company’s bylaws to exercise all of the powers of the Board of Directors when the Board of Directors is not in session. The Executive Committee held four meetings during 2007.

Audit Committee. During 2007, the Audit Committee was comprised of Ms. Farthing (Chairperson until becoming President and CEO in September 2007), Mr. Sisisky (Chairman from September 2007), Mr. Alexander and Ms. Falk, each of whom, (with the exception of Ms. Farthing beginning in September 2007) is an independent director under The Nasdaq Stock Market® rules. During 2007, the Audit Committee held eight meetings. The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company’s internal auditors and the independent registered certified public accounting firm. For 2008, the Audit Committee will be comprised of Mr. Cohen (Chairman), Mr. Alexander, Ms. Falk and Mr. Sisisky. The Company’s Board of Directors has determined that Messrs. Cohen, Alexander and Sisisky qualify as Audit Committee Financial Experts pursuant to the final rule adopted by the Securities and Exchange Commission in implementing Sections 406 and 407 of the Sarbanes-Oxley Act of 2002.

The Audit Committee operates pursuant to a charter adopted by the full Board which is available on the Company’s website, www.steinmart.com.

Compensation Committee. During 2007, the Compensation Committee was comprised of Messrs. Sisisky (Chairman until September 2007 and member following that), Alexander (Chairman from September 2007), Carpenter and Martin E. Stein, Jr., each of whom is an independent director under The Nasdaq Stock Market® rules. During 2007, the Compensation Committee held five meetings. This Committee has the responsibility for approving the compensation arrangements for senior management of the Company, including annual bonus compensation. It also recommends to the Board of Directors adoption of any compensation plans in which officers and directors of the Company are eligible to participate. The Compensation Committee also serves as the Option Committee and makes grants of stock options, restricted stock and performance shares under the Company’s 2001 Omnibus Plan. For 2008, the Compensation Committee will be comprised of Messrs. Sisisky (Chairman), Alexander, Carpenter and Martin E. Stein, Jr.

The Compensation Committee operates pursuant to a charter adopted by the full Board which is available on the Company’s website, www.steinmart.com.

Corporate Governance Committee. During 2007, the Corporate Governance Committee was comprised of Messrs. Carpenter (Lead Director and Chairman), Alexander, Sisisky and Ms. Farthing, until September 2007 at which time she became President and CEO, each of whom is (except for Ms. Farthing who was independent while serving on that committee) an independent director under The Nasdaq Stock Market® rules. The Committee is responsible for the search and selection of future directors of the Company. It also reviews, from time to time, the roles of the other standing committees, recommends committee assignments and evaluates, on a periodic basis, the performance of the Board and each of its committees as well as the relationship between the Board and the Company’s management. During 2007, the Corporate Governance Committee held four meetings. For 2008, the Corporate Governance Committee will be comprised of Mr. Carpenter (Lead Director and Chairman), Messrs. Cohen and Sisisky. The Lead Director, among other things, assists in setting agendas for meetings of the Board, acts as a moderator of executive sessions made up solely of independent directors of the Company and serves as a liaison to increase the flow of information between Board members and management of the Company.

The Corporate Governance Committee will consider nominees for directors recommended by security holders. Any security holder wishing to make such a recommendation to the Corporate Governance Committee should submit the recommendation, in writing, with such supporting information as the security holder believes appropriate to the committee in care of the Company’s Lead Director at the Company’s headquarters in Jacksonville, Florida.

The Committee reviews a broad range of criteria when considering all possible candidates for the Board, including experience, education, ability to read and understand financial statements, ethics, business reputation and other factors that the Committee believes relevant in determining whether a candidate would add to the Board’s ability to guide the Company. The Committee informally evaluates incumbent directors to determine whether they should be nominated to stand for re-election based on such factors as well as their contribution to the Board during their current terms. When a vacancy develops, the Committee will solicit input regarding potential new candidates from a variety of sources, including existing directors and senior management. If the Committee deems it appropriate, the Committee may engage a third-party search firm. The Committee will evaluate all potential candidates, including any candidates recommended by shareholders, based on their biographical information and qualifications, information available through public records and their “independence,” and, if a potential candidate appears to be a good choice, will arrange personal interviews of qualified candidates by one or more committee members, other Board members and senior management, as the Committee believes appropriate.

The Corporate Governance Committee operates pursuant to a charter adopted by the full Board which is available on the Company’s website, www.steinmart.com.

The Company developed and the Board adopted Corporate Governance Guidelines on April 5, 2005 to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines are available on the Company’s website, www.steinmart.com.

Shareholders who wish to communicate with the Board of Directors, or any particular Director, may send a letter to the Company’s Secretary at the address set forth on the first page of this proxy statement. The mailing envelope should contain a clear notation on the outside that the enclosed letter is a “Shareholder-Board Communication” or a “Shareholder-Director Communication.” All such letters should identify the author as a shareholder, stating the name in which the shares of such author are held, and clearly stating whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of such letters and circulate them to the appropriate director or directors.

The Company does not have a formal policy requiring Directors to attend annual meetings of shareholders. However, the annual meeting is generally held on the same day as a regularly scheduled Board meeting and the Company expects that the majority of the Company’s Directors will attend the annual meeting of shareholders. Eight directors attended the last annual meeting.

COMPENSATION DISCUSSION & ANALYSIS

I.  The Committee

The Company’s executive compensation policies are established by the Company’s Compensation Committee (the “Committee”) which is composed entirely of independent directors. The Committee provides governance and oversight to the Company’s executive compensation programs, benefit plans and policies, and administers the Company’s 2001 Omnibus Plan, including a review of all equity grants under the Omnibus Plan. The Committee also reviews and makes and/or approves, at least annually, all compensation decisions relating to executive officers including those for the Chairman, the President and Chief Executive Officer, and other Named Executive Officers in the Summary Compensation Table (the “Named Executive Officers”).

II.  Goals

The Committee has designed the Company’s overall compensation program to meet the following goals (the “Goals”):

(a)	To attract the best possible candidates;

(b)	To retain the Company’s key officers;

(c)	To align the interests of the Company’s officers with those of the Company’s shareholders;

(d)	To provide the Company’s officers with incentive pay directly associated with performance success.

III.  Principles Employed to Achieve Goals

The Committee has adopted the principles described below in an effort to achieve its Goals. The Committee tests the application of its principles annually by comparing the compensation paid to the Company’s officers to the compensation paid by other companies in the Company’s Peer Group. The Peer Group used for comparison purposes by the Company consists of a group of similarly sized apparel retail companies. The Peer Group currently includes Abercrombie & Fitch Co., American Eagle Outfitters, AnnTaylor Stores Corp., Bon Ton Stores, Inc., The Cato Corporation, Charming Shoppes, Inc., Chico’s FAS Inc., Coldwater Creek, Inc., The Dress Barn, Inc., Eddie Bauer Holdings, Inc., Gottschalks Inc., The Men’s Wearhouse, Inc., New York & Company, Inc., Ross Stores, Inc., Stage Stores, Inc., and The Talbot’s, Inc. (the “Peer Group”). The Peer Group is monitored by the Committee to make sure it is composed of companies similar in situation and size to that of the Company. Thus both additions and subtractions may occur from time to time.

Those principles include:

Base Salary. The Company seeks to set base salaries for its officers at the mid-range of base salaries paid to officers performing similar duties by the Peer Group. The Company believes that paying less than that amount would be contrary to the Company’s Goal of attracting and retaining key officers. On the other hand, the Company believes that paying materially more than the mid-range of the Peer Group base salary would not support the Company’s goals of minimizing fixed costs and motivating those officers and aligning their interests with those of the Company’s shareholders.

Short-Term Incentive Program (Annual Cash Bonuses). The Company has an annual incentive plan which is intended to provide short-term incentives to the Company’s officers to achieve excellent performance in the current financial period. Annual bonuses are driven by formulas tied to the Company’s achieving various levels of success compared with the Company’s business plan (the “Business Plan”) for the current year. The Business Plan is approved annually by the Company’s Board of Directors.

Long-Term Incentive Program (Equity-Based Compensation). The Company understands that the interests of its shareholders are long-term as well as short-term and, accordingly, the Company’s compensation plan includes a long-term incentive component as well as the annual bonus component. To align the interests of the officers with those of the shareholders, the Company has granted various combinations of stock options (“Options”), shares of the Company’s stock (“Performance Shares”) with the vesting of such shares dependent upon achieving long-term performance targets established by the Business Plan and shares of the Company’s stock, the vesting of which is dependent on remaining employed by the Company for a certain period of time (“Restricted Shares”). The target award mix for Long-Term Incentive Compensation periodically changes based on the Company’s desired objectives. The Committee has placed an aggregate cap on all target equity-based compensation awarded under the Company’s Long-Term Incentive Plan each year equal to two percent (2%) of the Company’s common shares outstanding (the “Aggregate Equity-Based Run Rate Cap”) to limit the “overhang” of unvested equity-based compensation shares outstanding. For 2008, Performance Shares and Restricted Shares were awarded at a price of $5.73 per share (the closing price of the Company’s shares on the date of grant). In addition, the target number of such shares which would normally be awarded under the Long-Term Incentive Plan were reduced by approximately 32% as a result of application of the 2.0% Aggregate Equity-Based Run Rate Cap.

Perquisites. The Company minimizes the use of perquisites, generally providing only those perquisites to its officers that are so standard in the industry as to be necessary in order to meet the Goals of attracting and retaining officers. Thus, the Company provides perquisites such as paid vacations, health insurance, life insurance and a 401(k) retirement plan. The Company does not provide perquisites such as (i) a defined benefit plan (pension plan), (ii) financial advice, tax preparation and the like. Moderate additional perquisites are described below under the section of the Compensation Discussion and Analysis entitled “Perquisites”.

Peer Group Comparison. The Company understands that the retail industry of which the Company is a part is subject to substantial swings in performance results based on factors which are unrelated to management’s performance. For example, the Company’s overall performance may be heavily impacted by the state of the economy, unusual events such as terrorist attacks, and catastrophic weather events such as hurricanes. Accordingly, the Company believes that proper measurement of the performance of the Company’s management over a multi-year period should also take into consideration the Company’s performance compared to the performance of its Peer Group during the same period. For that purpose, the Committee considers the Dow Jones U.S. Apparel Retail Index to compare the Company’s performance to others in the industry, and adjusts the long-term compensation grants based on that relative performance as described below.

IV.  Consultants

In December 2004, the Committee interviewed a number of companies providing human resources consulting services. As a result of those interviews, the Committee retained Mercer to support the Committee in its work. Mercer supports the Committee by providing recommendations as well as information as to the compensation levels and practices of the various companies which are considered to be in the Company’s Peer Group. Mercer also provides the Committee with information as to current trends and best practice in executive compensation and informs them of pertinent regulatory and stock exchange rules impacting executive compensation matters. In addition, Mercer also provides advice to management with regard to special compensation issues that may arise. The Company also employs Houlihan Lokey Howard & Zikin Investment Banking Services to provide advice as to the application of models such as Black-Scholes and lattice models for determining grant date values for Options and Performance Shares.

V.  Expanded Description of Company’s Short-Term and Long-Term Incentive Programs.

As described above, the Company’s intent is to meet its Goals of motivating its officers and aligning their interests with those of the Company’s shareholders by measuring performance by an objective standard. The Company believes that the simplest and most direct measure of the Company’s performance is the Company’s earnings per share (“EPS”) which also has a very direct impact on the value of the Company’s shares. Accordingly, the Committee and the Board of Directors annually approve a Business Plan for the Company setting earnings per share goals for the current year as well as for the next two fiscal years. The Business Plan is intended by the Company to be ambitious, but realistic. The Company’s performance-based incentive compensation compares the Company’s actual EPS with the EPS targets in the Company’s Business Plan. For all Performance Shares granted in 2008, the Company’s EPS goals are adjusted by eliminating extraordinary and non-recurring components and calculated based on a static 44 million shares outstanding and after the effect of all payments under the Short-Term Incentive Plan and the Long-Term Incentive Plan (“Adjusted EPS”). For example, extraordinary and non-recurring items such as the initial recognition of income from past unclaimed gift and merchandise return card balances and any non-recurring income from the Company’s co-branded credit card would be excluded in calculating Adjusted EPS.

A.	Performance Levels

The Company has historically established challenging performance goals. For example, Company EPS results were below Threshold levels in both 2006 and 2007, resulting in no annual incentives being earned for awards tied to corporate performance. In addition, the Company’s poor performance over the last two years has resulted in a very low probability that any previously granted Performance Shares would be earned. The Committee believes that Target performance levels established for 2008 annual cash incentive and Performance Share grants are both challenging and realistic. The Committee acknowledged that 2008 would be a very difficult and unpredictable year for the retail industry. Accordingly, for the 2008 Short-Term Incentive Compensation, the Committee set a Commencement Level for bonuses which it expected the Company to have at least an 85% chance of achieving and a Maximum Level which the Committee expected the Company to have only a 15% or less chance of achieving. The Commencement and Maximum Levels are only applicable to the 2008 Short-Term Incentive Compensation program. The Committee also set the Threshold, Target and Superior intermediate levels for the Short-Term Incentive Compensation Plan based on interpolations between the Commencement and Maximum Levels of achievement.

The Long-Term Incentive Compensation plan is based only on the Threshold, Target and Superior levels and not the Commencement or Maximum Levels. Consistent with prior grants, the Committee established three performance levels for performance shares granted in 2008 which shall be earned based on the 2008, 2009 and 2010 aggregate Company performance compared to the Company’s plan for Adjusted EPS for that period. The following table summarizes performance levels relative to 3-year Adjusted EPS goals under the current Business Plan and the corresponding number of Performance Shares earned, relative to target awards:

Performance Level	3-Year Cumulative Adjusted EPS as % of Business Plan	% of Target Number of Performance Shares Earned
Threshold	85%	50%
Target	100%	100%
Superior	115%	150%

The vesting schedule shown above for Performance Shares excludes the impact of any moderating measure tied to relative performance, as described later in this report (see C8 of this Section “Company Performance Compared to Peer Group”).

After adopting the Business Plan and establishing the Commencement, Threshold, Target, Superior and Maximum Levels of performance, the Company’s payment of compensation under the Short-Term Incentive Plan and the Long-Term Incentive Plan to officers is dependent on the company’s Adjusted EPS for the performance period designated by the compensation plan. For results between designated performance levels, interpolation will be used to determine earned awards.

B.	Short-Term Incentive Compensation

The short-term incentive compensation (annual cash bonuses) paid to each of the Company’s officers is tied to three factors: (i) achieving the Company’s Adjusted EPS goals as provided in the Business Plan; (ii) achieving specific performance goals for individual business units of the Company; and (iii) achieving individual performance goals established separately for certain officers. The weight given to each of those factors depends upon an officer’s responsibility level within the Company. The higher the responsibility level, the more weight is given to the Company’s overall Adjusted EPS performance and the less weight to other factors.

By way of example, at the level of the Named Executive Officers, 100% of the Short-Term Incentive Compensation is driven by the Company’s overall performance in achieving its various Adjusted EPS Performance Levels compared to the Company’s Business Plan. As a second example, an officer who is a general merchandising manager responsible for a certain division of the Company’s merchandise will have his or her short-term incentive compensation driven by a formula which has a substantial component for the performance of that individual merchandising division as well as overall performance of the Company. Depending upon an officer’s position within the Company, the weight given to the Company’s overall EPS performance ranges from a low of 1.5% to a high of 100% of the total possible short-term incentive compensation paid to such officer. In the case of officers at a lower responsibility level within the Company, individual performance goals can count for up to 50% of that officer’s potential short-term incentive compensation.

The Short-Term Incentive Plan then provides for different bonuses as a percent of an officer’s base salary depending on the performance level actually achieved by the Company. No bonuses are paid if the Commencement level is not reached for the current year.

C.	Long-Term Incentive Compensation

1.        Form of Compensation. Long-term incentive compensation is paid out to the Company’s Named Executive Officers in a combination of Options, Performance Shares and/or Restricted Shares, with the award mix changing periodically based on desired objectives. Options only have value if the Company’s stock price appreciates between the time of grant and the time of exercise, and provide the Named Executive Officers opportunities to realize substantial gains in value if share price appreciation is substantial. Performance Shares are performance-contingent grants which will only vest if the Company’s forward-looking aggregate Adjusted EPS goals over a 3-year period are achieved, with the award value based on the number of shares earned and the Company’s stock price at the end of the performance cycle. Restricted Shares vest based on continued service, provide immediate stock ownership, and serve as an excellent retention tool. To promote retention, the Restricted Shares will only vest if the grant recipient remains employed with the Company through the third anniversary from the time of grant (i.e., three year “cliff” vesting); however, upon normal retirement, unvested Restricted Shares shall vest even if the full service requirement has not been met. Consistent with the Company’s objectives of aligning pay with performance and focusing executives on longer-term value creation, the Company’s long-term incentive compensation award mix continues to emphasize the use of Performance Shares.

2.        Allocation between Options, Performance Shares and Restricted Shares. In 2007 the Committee provided that the Long-Term Incentive Compensation Plan should be allocated 60% to Performance Shares and 40% to Options, because vesting of Performance Shares is contingent on the Company’s actual performance results in comparison to the performance targets established at their time of grant. Thus their vesting is very closely aligned to the long-term interests of the Company’s shareholders.

For 2008, the Committee determined to focus not only on the Company’s future Adjusted EPS performance, but to provide an enhanced incentive for the Named Executive Officers to remain with the Company notwithstanding the lack of certainty of earnings in the current challenging retail economic environment. Accordingly, the Committee concluded that while the 60% allocation to Performance Shares remained appropriate, 40% should be allocated to Restricted Shares (with a three year cliff vesting) and with no allocation to Options.

3.        Option Vesting and Exercise. While no Options are being granted for 2008 to the Named Executive Officers, Options previously granted under the Long-Term Incentive Compensation Plan were issued “at the money” with an exercise price equal to the closing price of the Company’s shares on The Nasdaq Stock Market® as of the close of business on the date of grant. One-third of the Options become exercisable on each of the third, fourth and fifth anniversaries of the date of grant. Thus, if the officer with a grant of Options remains employed on the third anniversary of the grant, that officer may exercise 33% of the Options after that date, 66% of the Options after the fourth anniversary and 100% of the Options after the fifth anniversary. The Options expire 7 years following the date of grant. Upon termination, except for terminations resulting from death or disability an officer shall forfeit his/her right to exercise any unvested Options. Options issued after fiscal 2006 provide for vesting on normal retirement as well.

4.        Equity (Option and Restricted Share) Grant Dates. The Company grants Restricted Shares on a regular basis to newly hired employees and to persons who are promoted into eligible positions with grants made on the first business day on or after the 1st or 15th of the month which next follows the date of the hire or promotion. Options, if applicable, are granted to Named Executive Officers and all other participants in the Long-Term Incentive Plan as soon as grants can be practically issued following the meeting of the Company’s Compensation Committee which approves those grants but always is within three days following that meeting. Restricted stock is issued to non-employee Directors on the first Tuesday following the public release of the December sales results by the Company. As for any other Equity awards, grants occur on the day the Compensation Committee approves such grants.

5.        Value of Options under Long-Term Incentive Compensation Awarded Each Year. The aggregate value of all equity-based compensation (Options, Performance Shares and Restricted Shares) awarded to Named Executive Officers is in each case a function of that officer’s base compensation. All Options are granted at 100% of a common share’s fair market value, at the closing price on the date of grant. As noted above, the Option grant portion of the Long-Term Incentive Plan for 2007 was initially determined to be 40% of the Target payout. For example, in the case of the CEO, the Target payout is 175% of base salary. Accordingly, for 2007 the value of Options granted was equal to 70% of base salary. The number of option shares granted to an individual is based on a Black-Scholes calculation used to determine the present value per share of options as periodically provided by the Company’s consultants, Mercer.

As noted above and irrespective of this present value calculation, all Options have an exercise price that is 100% of a common share’s closing price on the date of grant. Presently, all Options granted under the 2007 Long-Term Incentive Plan are “under water” in that their exercise price is well above the Company’s current share price. No Options were granted under the Long-Term Incentive Compensation Plan for 2008.

6.        Performance Share Vesting. The Performance Shares granted to the Named Executive Officers vest only (i) if and when the performance targets established by the Committee at the time of grant are met, and (ii) if the Named Executive Officer remains employed when the performance targets are met. However, a Named Executive Officer who fails to remain employed due to death, disability, normal retirement or termination following a change of control will nevertheless receive a pro-rata portion of the Performance Shares he or she would have received had he or she remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

Performance Shares awarded in 2006, 2007 and 2008 under the Long-Term Incentive Compensation Plan may be earned based upon how well the Company’s actual Adjusted EPS results compare to the goals for such as provided by the Company’s approved Business Plan over the applicable performance cycle. Half of those Performance Shares will be earned if the aggregate three-year EPS for the Company equals the Threshold Level, 100% of the Performance Shares will be earned if the aggregate three-year EPS equals the Target Level, and 150% of the Performance Shares will be earned if the aggregate three-year EPS equals the Superior Level. As described below, those Performance Shares are also subject to upward or downward adjustment depending upon the Company’s performance compared to others in the retail apparel industry, as measured by the Dow Jones U.S. Apparel Retail Index for the same period.

7.        Performance Shares and EPS. Performance Shares awarded, if any, to Named Executive Officers are in each case also a function of that officer’s base compensation. As noted above Performance Shares represent 60% of the total Long-Term Incentive Plan payout at Target performance. For example, in the case of the CEO, if Target performance was achieved for the three year performance period, the grant value of the Performance Shares that would vest under the plan would equal 105% of the CEO’s base salary as of the beginning of the performance period.

Officer	Aggregate Performance Share Award value as a percentage of base salary if Adjusted EPS Target achieved is at:
	Threshold	Target	Superior
Chief Executive Officer	52.5%	105.0%	157.5%
Chief Financial Officer	30.0%	60.0%	90.0%
EVP, Chief Administrative Officer	36.0%	72.0%	108.0%
EVP Merchandising	36.0%	72.0%	108.0%
Sr. VP & Director of Stores	30.0%	60.0%	90.0%

In determining Performance Share grant levels, target award values are divided by the grant date closing stock price, subject to a minimum assumed value of $6.00 per share. 2007 grant levels were based on the grant date closing price of $14.53 per share and 2008 grant levels were based on the minimum share value of $6.00 (since the actual grant date stock price was below $6.00). The number of performance shares granted is also subject to reduction on a pro-rata basis as a result of the 2.0% Aggregate Equity-Based Run Rate Cap.

8.        Company Performance Compared to Peer Group. The Performance Share portion of the Long-Term Incentive Compensation Awards, as described in the above chart, is subject to further modification based upon the Company’s overall performance compared with the Dow Jones U.S. Apparel Retail Index. That overall performance is based on the Company’s relative “total shareholder return” which considers both changes in share price (increases or decreases) and dividends over the applicable 3-year performance period. That modification is intended both to reward excellent performance by the Company’s management compared to its industry group in difficult times and to prevent the Company’s management from overly benefiting from good times when the Company did not perform as well as others in its industry. Accordingly, the Company will increase or decrease the aggregate value of any Long-Term Incentive Compensation Performance Share award described in the chart above by as much as 20% based upon how the Company’s total shareholder return for the three-year rolling period compared to the composite total shareholder return achieved by the companies included in the Dow Jones U.S. Apparel Retail Index. However, if the Company’s Adjusted EPS is below the Threshold level, no Performance Shares will be earned, regardless of the Company’s Total Shareholder Return relative to the Dow Jones U.S. Apparel Retail Index.

9.        Restricted Shares. Restricted Shares awarded, if any, to Named Executive Officers are in each case also a function of that officer’s base compensation. As noted above for 2008, Restricted Shares represent 40% of the total Long-Term Incentive Plan payout at Target performance. For example, in the case of the CEO, the value of the Restricted Shares that may vest under the plan would equal 70% of base salary as of the date of the grant. The number of Restricted Shares granted in 2008 (subject to satisfying the continued employment conditions) was calculated based on an assumed $6.00 per share price of the Company’s shares and then further reduced on a pro-rata basis as a result of the 2.0% Aggregate Equity-Based Run Rate Cap (see “Long-Term Incentive Plan (Equity-Based Compensation)” above).

D.	Mix of Compensation.

Based on the fair value of equity awards granted to Named Executive Officers in 2007, the base salary of the Named Executive Officers accounted for approximately 31% of total compensation, while incentive compensation accounted for approximately 32% of total compensation of those officers. This calculation is made by dividing the compensation element in question by the total compensation shown on the Summary Compensation Table.

VI.  Perquisites

The Company provides the following perquisites to its Named Executive Officers which differ from those available to all full time employees of the Company:

A.	Executive Medical, Dental and Vision Plan.

The Company maintains a medical, dental and vision plan (the “Medical Plan”) for all of its full time employees, including the Named Executive Officers, covering medical costs similar to those covered by many companies with a substantial number of employees. The Medical Plan differs for Named Executive Officers in that those officers do not have any co-pay or deductibles or amounts withheld from their salary to pay for their participation in the Medical Plan. The Medical Plan was amended in 2008 to limit the total amount paid as co-pay and deductible to $25,000 per annum for any Named Executive Officer and to continue coverage to age 65 for officers retiring after age 62. Any payment by the Company for Named Executive Officers in excess of amounts not covered by the normal Medical Plan for other officers is taxable to the Named Executive Officer receiving the benefit of such payment.

B.	Split-Dollar Life Insurance Plan.

The Company maintains a death benefit plan for its officers which is funded through a split-dollar life insurance plan as described below:

1.        Objective. The Executive Split Dollar Plan was implemented to provide a more cost-effective method of paying death benefits for senior management than group term insurance; that is, lower cash expenditures. The Plan provides the executive’s beneficiary with a substantial measure of financial security by providing either a pre-retirement or post-retirement death benefit. This benefit is intended to help attract and retain quality executives.

2.        Plan Description. The Executive Split Dollar Plan is an endorsement method arrangement. As such, the Company purchases a life insurance policy on each executive’s life to fund death benefits. The amount of the death benefit is based upon the executive’s total compensation and eligible status. As the policy owner, the Company may exercise all ownership rights granted to the owner thereof by the terms of the policies. The total policy proceeds (death benefit) is split between the Company and the beneficiary(ies) named by the executive. If an executive’s employment with the Company ends before retirement, the officer is given the option of buying the policy on that officer’s life from the Company for the greater of the accumulated current cash value of the policy or the amount paid by the Company to date as premiums for that policy. The Company makes premium payments and the expense is offset by the cash value growth for the period. The cumulative premiums made by the Company will be recovered from the death benefits. The Company does not provide any defined benefit (pension) plan for its Named Executive Officers, and believes that the Executive Split Dollar Plan provides a benefit which partially offsets the lack of a defined benefit plan, but at a much smaller cost to the Company.

The Executive Split Dollar Plan provides the following benefits for the Company’s officers:

Pre-Retirement Death Benefit: The total pre-retirement death benefit is five times each Named Executive Officer’s total annual compensation determined as of July 1 of each plan year. Officers below the Named Executive Officers have a death benefit of three times total annual compensation. For purposes of this plan, total annual compensation is the sum of the officer’s current base salary and last received annual cash incentive compensation. However, if an officer’s compensation drops, the death benefit remains at the prior year’s higher level.

Post-Retirement Death Benefit: The total post-retirement death benefit is 2 1/2 times each Named Executive Officer’s final year’s total annual cash compensation. Officers below the Named Executive Officers have a death benefit of 1 1/2 times total annual cash compensation.

C.	Executive Deferred Compensation Plan.

The Company provides a Non-Qualified Executive Deferred Compensation Plan (the “Deferral Plan”) for a number of the Company’s executives including the Named Executive Officers. Under the Deferral Plan, each covered executive has the right to defer receipt of a portion of his or her total compensation each year. For Named Executive Officers, the Company matches the amount of deferred compensation dollar for dollar up to a maximum of ten percent of an executive’s total compensation (salary plus bonuses) for each year. The Company’s matched portion vests at 20% per year in each of years four through eight in order to encourage the retention of the executive receiving the match. Unvested amounts also vest on retirement or termination of the executive’s employment within three years following a change of control of the Company. Retirement means a voluntary separation by an executive upon attaining age 62.

Deferred amounts (which include vested Company matching contributions) are paid to the executive following the executive’s retirement, death, disability or termination following a change of control over the Company. Those amounts are paid either in a lump sum or over time as the executive elects.

D.	Automobile Allowance.

Each Named Executive Officer receives an automobile allowance of $3,300 per calendar quarter to compensate such individuals for use of their personal automobiles on Company business.

E.	Other.

The Company also pays the membership costs of one business club for the Company’s Chairman and for its Chief Executive Officer. Each of those officers pays for his or her own personal use of those clubs. In addition, those same officers are permitted personal use of the Company’s aircraft. During 2007, the total cost to the Company of the club memberships and personal aircraft use was less than $100,000. In addition, as the Company’s Chief Executive Officer, Linda M. Farthing, maintains her primary residence in Charlotte, North Carolina, the Company provides an apartment for her near the Company’s Jacksonville, Florida, corporate officers at a monthly cost of approximately $2,970.

VII.  Compensation to Named Executive Officers

A.	Introduction.

In this section of the Company’s Compensation Discussion and Analysis, we discuss the way in which the Company’s compensation plans were specifically applied to each of the Named Executive Officers for fiscal 2007 and 2008. In each case, awards of Performance Shares are subject to a 20% up or down adjustment in the number of shares to be issued depending on how well the Company performs compared to its Peer Group as more fully explained in the Section IV C 8 of this Compensation Discussion and Analysis. The Committee concluded that the aggregate of all Named Executive Officers’ base salary merit increases should be within the 3% limit imposed on other officers and employees of the Company in view of the Company’s continued poor performance. In setting the specific base salary for the Named Executive Officers other than the Chief Executive Officer, the Committee sought recommendations from the Company’s Chief Executive Officer and made its decisions after reviewing the performance of each officer and comparing that officer’s proposed base salary to the base compensation of persons holding similar positions in the Company’s Peer Group. Please see the discussion of the Short-Term Incentive Plan and the Long-Term Incentive Plan above for a fuller understanding of the awards for each of the Named Executive Officers shown below.

B.	Principal Executive Officer:

Linda M. Farthing, the Company’s President and Principal/Chief Executive Officer assumed the office in September 2007 and received the following compensation for 2007 and 2008 to date:

1.

Base Compensation: Ms. Farthing received a ratable portion of $826,000 as base compensation (salary) for 2007 for the months she held that position which placed Ms. Farthing at or below the 40th percentile of base compensation paid to similar officers by the Peer Group of companies. That base compensation is the same compensation as her predecessor was receiving and is consistent with the Company’s principle of maintaining base compensation at approximately the mid-range of the Peer Group. For 2008 the Committee determined that no change should be made in base compensation for Ms. Farthing as she had recently assumed that office.

2.

Short-Term Incentive Compensation: Ms. Farthing’s arrangement with the Company did not provide for short-term incentive compensation for 2007; however for 2008, she will participate in the Company’s normal Short-term Incentive Plan.

3.

Long-Term Incentive Compensation: Upon assuming the role of President and CEO on August 27, 2007, Ms. Farthing received 200,000 Options with an exercise price of $8.56 per share which expire 7 years from the date of grant. For 2008, Ms. Farthing received 65,500 Restricted Shares and Performance Shares which, if the 2008 through 2010 target performance levels of Adjusted EPS are achieved, would have a target value (based on the plan’s percentage of base salary applicable to this Named Executive Officer, and calculated at the closing price for the Company’s shares on the day of the grant) of $562,972. See “Long-Term Incentive Compensation” above for a description of the vesting of the options and the criteria for earning the Performance Shares.

C.	Principal Financial Officer:

James G. Delfs, the Company’s Principal/Chief Financial Officer received the following compensation for 2007 and 2008 to date:

1.

Base Compensation: Mr. Delfs received $353,800 as base compensation (salary) for 2006 and the same base compensation for 2007 which continued to place Mr. Delfs at or below the 40th percentile of base compensation paid to similar officers by the Peer Group of companies. That base compensation is consistent with the Company’s principle of maintaining base compensation at approximately the mid-range of the Peer Group. For 2008, the Compensation Committee determined that no change should be made in base compensation for Mr. Delfs.

2.

Short-Term Incentive Compensation: As the Company failed to achieve the Threshold Level of earnings per share compared to the Company’s plan (see “Performance Levels” above), no short-term compensation was paid to Mr. Delfs with respect to fiscal 2007.

3.

Long-Term Incentive Compensation: In 2007, Mr. Delfs received 23,600 Options deemed to have a grant date present value of $141,520 subject to vesting as described above (see “Long-Term Incentive Compensation”) with an exercise price at the market price on the day of grant which was $14.53. In addition Mr. Delfs received Performance Shares which, if the aggregate 2007—2009 target performance levels of earnings per share are achieved, would have a target value (based on the plan’s percentage of base salary applicable to this Named Executive Officer, and calculated at the closing price for the Company’s shares on the day of the grant) of $212,280. See “Long-Term Incentive Compensation” above for a description of the vesting of the options and the criteria for earning the Performance Shares.

D.	Principal Administrative Officer:

David H. (Hunt) Hawkins, the Company’s Executive Vice-President, Chief Administrative Officer received the following compensation for 2007 and 2008 to date:

1.

Base Compensation: Mr. Hawkins’ initial base compensation for 2007 was $355,000. He received a 4.2% increase to an annual base compensation of $370,000 which continued to place Mr. Hawkins at or below the 40th percentile of base compensation paid to similar officers by the Peer Group of companies. That base compensation is consistent with the Company’s principle of maintaining base compensation at approximately the mid-range of the Peer Group. Mr. Hawkins’ increase, although modest, reflected an increase in his responsibilities with the Company.

2.

Short-Term Incentive Compensation: As the Company failed to achieve the Threshold Level of earnings per share compared to the Company’s Plan (see “Performance Levels” above), no short-term compensation was paid to Mr. Hawkins with respect to fiscal 2007.

3.

Long-Term Incentive Compensation: Mr. Hawkins received 28,400 Options deemed to have a grant date present value of $170,400 subject to vesting as described above (see “Long-Term Incentive Compensation”) with an exercise price at the market price on the day of grant which was $14.53. In addition Mr. Hawkins received Performance Shares which, if the aggregate 2007 - 2009 target performance levels of earnings per share are achieved would have a target value (based on the plan’s percentage of base salary applicable to this Named Executive Officer, and calculated at the closing price for the Company’s shares on the day of the grant) of $255,600. See “Long-Term Incentive Compensation” above for a description of the vesting of the options and the criteria for earning the Performance Shares.

E.	Principal Merchandising Officer:

William A. Moll, the Company’s Principal/Chief Merchandising Officer received the following compensation for 2007 and 2008 to date:

1.

Base Compensation: Mr. Moll’s initial base compensation for 2007 was $445,500. He received a 3.1% increase to an annual base compensation of $459,500 which continued to place Mr. Moll at or below the 40th percentile of base compensation paid to similar officers by the Peer Group of companies. That base compensation is consistent with the Company’s principle of maintaining base compensation at approximately the mid-range of the Peer Group.

2.

Short-Term Incentive Compensation: As the Company failed to achieve the Threshold Level of earnings per share compared to the Company’s Plan (see “Performance Levels” above), no short-term compensation was paid to Mr. Moll with respect to fiscal 2007.

3.

Long-Term Incentive Compensation: Mr. Moll received 35,600 Options deemed to have a grant date present valued of $213,840 subject to vesting as described above (see “Long-Term Incentive Compensation”) with an exercise price at the market price on the day of grant which was $14.53. In addition, Mr. Moll received Performance Shares which, if the aggregate 2007 - 2009 target performance levels of earnings per share are achieved would have a target value (based on the plan’s percentage of base salary applicable to this Named Executive Officer, and calculated at the closing price for the Company’s shares on the day of the grant) of $320,760. See “Long-Term Incentive Compensation” above for a description of the vesting of the options and the criteria for earning the Performance Shares.

F.	Director of Stores:

Michael D. Ray, the Company’s Senior Vice-President, Director of Stores received the following compensation for 2007 and 2008 to date:

1.

Base Compensation: Mr. Ray received $316,250 as base compensation (salary) for 2007. He received a 3.2% increase to an annual base compensation of $326,250 which continued to place Mr. Ray at or below the 40th percentile of base compensation paid to similar officers by the Peer Group of companies. That base compensation is consistent with the Company’s principle of maintaining base compensation at approximately the mid-range of the Peer Group.

2.

Short-Term Incentive Compensation: As the Company failed to achieve the Threshold Level of earnings per share compared to the Company’s Plan (see “Performance Levels” above), no short-term compensation was paid to Mr. Ray with respect to fiscal 2007.

3.

Long-Term Incentive Compensation: Mr. Ray received 21,100 Options deemed to have a grant date present value of $126,500 subject to vesting as described above (see “Long-Term Incentive Compensation”) with an exercise price at the market price on the day of grant which was $14.53. In addition, Mr. Ray received Performance Shares which, if the aggregate 2007—2009 target performance levels of earnings per share are achieved would have a target value (based on the plan’s percentage of base salary applicable to this Named Executive Officer, and calculated at the closing price for the Company’s shares on the day of the grant) of $189,750. See “Long-Term Incentive Compensation” above for a description of the vesting of the options and the criteria for earning the Performance Shares.

VIII.  Tax Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code, enacted in 1993, precludes a public company from deducting compensation of more than $1 million each for its Named Executive Officers. Certain performance-based compensation is exempt from this limitation. The Compensation Committee has reviewed the impact of §162(m) and believes that the Company’s compensation plans are unlikely to generate any compensation in excess of the §162(m) limits. The Company believes its incentive programs meet the performance-based compensation exemption from the deductibility limitation of §162(m).

IX.  Changes from Prior Years

The Company has made several changes in an effort to further align its executive compensation practices to the achievement of the Company’s goals. First, the Company has shifted its emphasis under its Long-Term Incentive Compensation Plan to eliminate Options for the current year and to substitute Restricted Shares which vest if the holder remains employed for three years and with a grant value of 40% of the total target grant value. The Company maintained the other equity-based portion of Long-Term Incentive Compensation at 60% in Performance Shares which vest based upon achieving specific performance goals for fiscal 2008-2010. Finally, the Company modified the calculation of the achievement of performance goals by using Adjusted EPS (which eliminates extraordinary and non-recurring components and makes the calculation after the effect of all payments under the Short-Term Incentive Plan and the Long-Term Incentive Plan) instead of just EPS prior to calculation of the effect of all payments under the Short-Term Incentive Plan and the Long-Term Incentive Plan as has previously been used. The Company believes these changes are beneficial and more closely tie the Named Executive Officers’ economic benefits to the Company’s long-term goal of creating value for its shareholders while emphasizing a focus on short-term return to profitability.

X.  Director Compensation

The Company’s philosophy is to target non-employee director compensation at the mid-range of Peer Group pay levels. Based on a study conducted by Mercer, cash compensation for the Company’s Board of Directors is below Peer Group 50th percentile levels and total compensation (including equity grants) is well below Peer Group 25th percentile levels. However, the Committee believed that an increase in non-employee director pay was not appropriate at this time given the challenging economic times facing the Company and the apparel retail industry. Accordingly, Members of the Company’s Board of Directors continue to be compensated through retainers, attendance fees and receipt of restricted shares and options at the same level as last year. More specifically, each non-employee Director (that is a Director who does not receive a salary from the Company) receives a quarterly retainer of $7,500. The Directors also receive attendance fees of $2,000 for attending meetings of the Board and $1,500 for committee meetings attended in person, or $750 for committee meetings held by conference call. To compensate certain Directors with additional responsibilities, (i) the Company’s Lead Director receives an additional annual retainer of $20,000, (ii) the Chairperson of the Company’s Audit Committee receives an additional annual retainer of $12,000, and the Chairperson of the Compensation Committee receives an additional annual retainer of $4,000.

Each Director also receives a one-time grant of 4,000 stock options upon becoming a Director and an annual grant of restricted shares worth $25,000 at the time of grant. The Restricted Shares are issued at the closing price of the Company’s shares on The Nasdaq Stock Market® as of the first Tuesday in each January following the date the Company releases its sales results for the critical month of December. That date was selected to afford investors an opportunity to absorb that sales information and for the Company’s share price to reflect the appropriate value attributed to those shares by the investment community. The Directors’ restricted shares vest on the third anniversary of the date of grant or vest immediately if that person’s directorship is terminated because of death, disability, retirement at age 72 or above, or a change of control of the Company.

COMPENSATION COMMITTEE REPORT TO SHAREHOLDERS

March 2008

The Compensation Committee, comprised entirely of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in these Proxy materials and incorporated by reference into the Annual Report on Form 10-K for the year ended February 2, 2008.

Richard L. Sisisky, Chairman

Ralph Alexander

Alvin R. Carpenter

Martin E. Stein, Jr.

EXECUTIVE COMPENSATION

The Summary Compensation Table summarizes the total compensation for each of the Named Executive Officers for 2007 and 2006. Compensation was paid to the Named Executive Officers under each of (i) the officers’ employment contracts; (ii) the Company’s short-term and long-term incentive programs; and (iii) the Company’s Non-Qualified Deferred Compensation Plan.

Each of the Named Executive Officers has entered into employment agreements with the Company which, among other things, contain the following provisions:

a.        Term. The employment agreements are each for an initial period of three years, automatically renewing for additional periods of one year each if not terminated at the end of their then current terms. The employment agreements may be terminated before the end of their terms by the Company with or without cause or by the Named Executive Officer with or without good reason.

b.        Responsibilities. The employment agreements outline the responsibilities of each of the Named Executive Officers to devote, among other things, their full business time and attention to the affairs of the Company.

c.        Compensation. The employment agreements provide for base compensation to each Named Executive Officer, which compensation is reviewed annually by the Compensation Committee. Bonuses are also paid on an annual incentive bonus program which is formula-driven (see Section III of the Compensation Discussion and Analysis) and each officer receives long-term incentive compensation, as appropriate, paid in the form of options and performance shares (see Section V of this Compensation Discussion and Analysis). In addition, each Named Executive Officer is entitled to participate in the Company’s Non-Qualified Deferred Compensation Plan as more fully described below.

d.        Effect of Termination. In the event a Named Executive Officer is terminated by the Company for cause or if the Named Executive Officer leaves during the employment term without good reason, then the Company’s only obligations to the executive are to pay his or her base salary through the date of termination, and to provide such other benefits as have been vested. A material reduction in a Named Executive Officer’s responsibilities may constitute “good reason” for termination by the Named Executive Officer.

However, if the Named Executive Officer, other than the Chief Executive Officer, is terminated by the Company without cause, or if he or she terminates his or her employment for good reason, then in addition to payment of base salary through the termination date, the Named Executive Officer is entitled to receive 200% of his or her current annual base salary paid out in 36 semi-monthly installments following his or her termination. During the continued payment period, he or she also receives continued coverage under the Company’s medical, life and disability insurance programs. Finally, if such termination without cause (by the Company) or for good reason (by the executive) occurs within two years following a change of control, then the severance payment is 200% of such officer’s bonus earned in the year of termination in addition to 200% of base salary, and the amount is paid out in a lump sum between the six and seventh months following termination of employment. The Chief Executive Officer’s employment agreement provides for termination by either the Company or the Chief Executive Officer on sixty days notice without any termination payment.

e.        Death and Disability. The employment agreements also provide that in the event of the Named Executive Officer’s death, his or her estate shall receive annual base compensation through the end of the month during which the death occurred, plus whatever bonus the Named Executive Officer was entitled to for the year during which the death occurred. Normal payments will also be made for the Named Executive Officer’s benefit under the Company’s other benefit plans in which he or she was a participant. In the event that termination is a result of permanent disability, such Named Executive Officer may be terminated if he or she does not recover within six months following the onset of the disability, and the executive will receive a pro rata portion of his or her bonus for the year in which the termination occurred, and an additional nine months base compensation following termination, as well as payment of benefits from any of the Company’s benefit plans in which the disabled executive was a participant.

f.        Restrictive Covenant. Each executive agrees to maintain all of the Company’s trade secrets fully confidential, in perpetuity, and agrees to certain non-competition and non-solicitation provisions in favor of the Company.

The Summary Compensation Table summarizes the compensation paid or accrued by the Company for services rendered during the years indicated to the Company’s Chief Executive Officer and Chief Financial Officer and each of the Company’s other Named Executive Officers whose compensation (other than non-qualified deferred compensation plan earnings), exceeded $100,000 during the year ended February 2, 2008.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Linda M. Farthing President & Chief Executive Officer (6)	2007		$291,218	-	24,797	526,520	-	-	76,848		$919,383
Michael D. Fisher Former President & Chief Executive Officer (7)	2007 2006	$ $	472,832 815,500	- -	(145,161 164,151)	(725,279 855,191)	- -	387 51,343	2,106,814 490,959	$ $	1,709,593 2,377,144
James G. Delfs Senior Vice President, Finance and Chief Financial Officer	2007 2006	$ $	353,800 349,733	- -	42,709 41,890	227,057 183,982	- -	- 37,896	132,064 164,936	$ $	755,630 778,437
D. Hunt Hawkins Executive Vice President, Chief Administrative Officer	2007 2006	$ $	355,000 330,875	- -	862,196 576,599	218,180 169,954	- -	- 29,379	98,140 140,713	$ $	1,533,516 1,247,520
William A. Moll Executive Vice President and Chief Merchandising Officer	2007 2006	$ $	445,500 418,104	- 25,750	849,671 562,927	193,753 153,292	- 74,250	- 18,731	157,328 170,134	$ $	1,646,252 1,423,188
Michael D. Ray Senior Vice President, Director of Stores	2007 2006	$ $	316,250 312,812	- -	37,879 37,102	201,718 171,622	- -	- 26,187	120,597 168,094	$ $	676,444 715,817

(1)

The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for each fiscal year indicated, in accordance with FAS 123(R). The dollar amount includes amounts from awards granted during and prior to each fiscal year indicated. The grant date fair value for restricted stock awards expensed in 2007 was based on the closing price of the Common Stock on the applicable grant dates. Forfeiture estimates have been disregarded in determining the amounts indicated. The negative amount for Mr. Fisher for 2007 represents the amount of compensation cost previously disclosed in the Summary Compensation Table relating to restricted stock awards forfeited during 2007 due to the requisite service period not being completed.

(2)

The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for each fiscal year indicated, in accordance with FAS 123(R). The dollar amount includes amounts from awards granted during and prior to each fiscal year indicated. Forfeiture estimates have been disregarded in determining the amounts indicated. The grant date fair value of stock options is estimated using the Black-Scholes option pricing model with the expected term for fiscal years 2006 and 2007 being derived via a lattice model. Prior to fiscal year 2006, the expected term was a direct input, based upon estimates, to the Black-Scholes option pricing model. The grant date fair value of stock option awards expensed in 2007 was determined based on the assumptions in the following chart for grants made during each fiscal year indicated:

Assumptions	Fiscal Years
	2007	2006	2005	2004	2003	2002
Weighted average volatility	46.2%	47.2%	50.9%	51.3%	51.7%	51.9%
Weighted average dividend yield	2.1%	1.5%	0.0%	0.0%	0.0%	0.0%
Weighted average risk-free interest rate	4.4%	4.8%	3.8%	3.5%	3.0%	3.8%
Weighted average expected term	4.8 years	5.2 years	5.0 years	5.0 years	5.0 years	5.0 years

The negative amount for Mr. Fisher for 2007 represents the amount of compensation cost previously disclosed in the Summary Compensation Table relating to stock option awards forfeited during 2007 due to the requisite service period not being completed.

(3)	The amounts in column (g) reflect the cash bonus awards to the named individuals under the Company’s Short-Term Incentive Plan, which is discussed in further detail on page 9.

(4)

The amounts in column (h) reflect the above-market earnings on the non-tax-qualified deferred compensation for each Named Executive Officer. The preferential earnings are computed by taking the earnings for deferred compensation plans and subtracting a rate of return using 120% of the applicable federal long-term rate (AFR).

(5)	The amounts reflected in column (i) are indicated and discussed in detail in the All Other Compensation Table on page 18.

(6)	Ms. Farthing’s date of hire was September 24, 2007.

(7)

Mr. Fisher’s date of hire was August 16, 1993 and his date of termination of employment was August 27, 2007. Stock option and restricted stock awards not exercised/vested within ninety days of termination of employment were forfeited. See note 5 to the All Other Compensation Table on page 18.

The following table identifies the amount of each item included in the All Other Compensation column in the Summary Compensation Table for the fiscal year 2007 and fiscal year 2006. Beginning in 2008, all dividend payments have been suspended.

ALL OTHER COMPENSATION TABLE

(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Name	Year	Perquisites and Other Personal Benefits ($)(1)		Premiums Paid Relating To Executive Split Dollar Plan ($)	Dividends Paid on Restricted Stock Awards ($)	Company Contributions to 401(k) Plans ($)	Company Contributions to Deferred Compensation Plans ($)(2)	Relocation Expenses ($)	Director Fees ($)(3)	Termination of Employment Compensation ($)	Total ($)
Linda M. Farthing (3) (4)	2007		$15,523	3,398	293	-	-	9,134	48,500	-		$76,848
Michael D. Fisher (5)	2007 2006	$ $	19,280 30,392	198,584 198,584	11,556 121,480	3,811 4,504	47,283 135,999	- -	- -	1,826,300 -	$ $	2,106,814 490,959
James G. Delfs	2007 2006	$ $	34,285 22,814	54,060 54,060	3,840 33,397	4,499 4,440	35,380 50,225	- -	- -	- -	$ $	132,064 164,936
D. Hunt Hawkins	2007 2006	$ $	27,911 28,737	29,648 29,648	3,540 30,777	4,499 4,462	32,542 47,089	- -	- -	- -	$ $	98,140 140,713
William A. Moll	2007 2006	$ $	31,570 23,328	64,295 64,295	2,413 16,547	4,500 4,454	54,550 61,510	- -	- -	- -	$ $	157,328 170,134
Michael D. Ray	2007 2006	$ $	26,133 31,562	57,579 57,579	3,415 29,487	4,480 4,434	28,990 45,032	- -	- -	- -	$ $	120,597 168,094

(1)

No single item exceeds the greater of $25,000 or 10% of the aggregate value of all perquisites and personal benefits received by any of the Named Executive Officers. All perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company.

(2)	The amounts for 2007 are included in column (c) of the Non-Qualified Deferred Compensation Table shown on page 22.

(3)	Ms. Farthing’s date of hire was September 24, 2007.

(4)

The director fees indicated are those fees Ms. Farthing earned while she was a non-employee director serving on the Company’s Board of Directors. These were earned prior to her becoming the President and Chief Executive Officer of the Company.

(5)

Mr. Fisher’s date of hire was August 16, 1993 and his date of termination of employment was August 27, 2007. Stock option and restricted stock awards not exercised/vested within ninety days of termination of employment were forfeited.

The amount of termination of employment compensation shown in column (j) reflects the amount accrued by the Company relating to the Separation Agreement And Release for Mr. Fisher that was effective August 27, 2007.

The amount indicated consists of the following:

(a)

salary continuation of $1,652,000 (the annual sum of $826,000 for the post-termination period August 27, 2007 through August 27, 2009) to be paid in thirty-six equal semi-monthly installments beginning on or about the payroll date immediately closest to February 27, 2008 and continuing for eighteen consecutive months thereafter;

(b)

estimated benefit continuation costs of $81,600 to be paid by the Company each month during the post-termination period, except that the first six months shall be paid directly by Mr. Fisher with reimbursement to be made by the Company to Mr. Fisher on February 27, 2008;

(c)	automobile allowance of $26,400 to be paid by the Company quarterly during the post-termination period, except that the first six months shall be paid to Mr. Fisher on February 27, 2008;

(d)	a lump sum payment of $25,000 for use with professionals to provide post-separation financial advice to be paid on February 27, 2008 and

(e)

company match of $41,300 to the Company’s deferred compensation plan, which represents ten percent of the salary continuation payments of $413,000 to be paid from February 27, 2008 through July 8, 2008.

The Company and Mr. Fisher intend the terms of the Agreement to be in compliance with Code Section 409A.

The following table shows the Plan-Based awards granted to each Named Executive Officer during the fiscal year ended February 2, 2008.

In each case, except as noted in note (3) below, awards of options are subject to the Company’s normal five year vesting schedule as more fully explained in the Section V C 3 of the Compensation Discussion and Analysis. Awards of performance shares are subject to a maximum 20% up or down adjustment in the number of shares to be issued depending on how well the Company performs compared to its peers as more fully explained in the Section V C 8 of the Compensation Discussion and Analysis.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED FEBRUARY 2, 2008

(a)	(b)	(c)		(d)		(e)		(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)						Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)
												All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)		Option (#)(3)	($/Sh) (4)	Awards ($)

Linda M. Farthing(5)	08/27/07		-		-		-	-	-	-	-	200,000	$8.56		$526,520
Michael D. Fisher(6)	03/02/07 03/02/07 N/A	$	- - 289,100	$	- - 578,200	$	- - 1,156,400	- 29,850 -	- 59,690 -	- 89,540 -	- - -	96,400 - -	$14.53 - -	$ $	598,422 814,172 N/A
James G. Delfs	03/02/07 03/02/07 N/A	$	- - 70,760	$	- - 159,210	$	- - 318,420	- 7,300 -	- 14,610 -	- 21,910 -	- - -	23,600 - -	$14.53 - -	$ $	146,502 199,280 N/A
D. Hunt Hawkins	03/02/07 03/02/07 N/A	$	- - 88,750	$	- - 195,250	$	- - 390,500	- 8,800 -	- 17,590 -	- 26,390 -	- - -	28,400 - -	$14.53 - -	$ $	176,299 239,928 N/A
William A. Moll	03/02/07 03/02/07 N/A	$	- - 111,375	$	- - 245,025	$	- - 490,050	- 11,040 -	- 22,080 -	- 33,110 -	- - -	35,600 - -	$14.53 - -	$ $	220,994 301,171 N/A
Michael D. Ray	03/02/07 03/02/07 N/A	$	- - 63,250	$	- - 142,313	$	- - 284,625	- 6,530 -	- 13,060 -	- 19,590 -	- - -	21,100 - -	$14.53 - -	$ $	130,982 178,138 N/A

(1)

The amounts shown in column (c) reflect the threshold annual incentive compensation payment level under the Company’s Short-Term Incentive Program while column (d) reflects the target amount and column (e) reflects the maximum amount. These amounts are based on the individual’s current salary and position. The amount disclosed for 2007 in column (g) of the Summary Compensation Table is a result of this grant.

(2)

The amounts shown in column (f) reflect the long-term compensation awards of performance shares which is 50% of the target amount shown in column (g). The amounts shown in column (h) are 150% of the target amount.

(3)

The amounts shown in column (j) reflect shares granted to each of the Named Executive Officers pursuant to the Company’s Long-Term Incentive Program, except for the options granted to Ms. Farthing which were made at the time she accepted the position of President and Chief Executive Officer. 100% of these options vested immediately.

(4)	The amount shown represents the closing price of the Company’s Common Stock on The Nasdaq Stock Market® on the grant date.

(5)	Ms. Farthing’s date of hire was September 24, 2007.

(6)

Mr. Fisher’s date of hire was August 16, 1993 and his date of termination of employment was August 27, 2007. Stock option and restricted stock awards not exercised/vested within ninety days of termination of employment were forfeited. See note 5 to the All Other Compensation Table on page 18.

The following table shows the outstanding equity awards for each Named Executive Officer as of the fiscal year ended February 2, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR ENDED FEBRUARY 2, 2008

(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Linda M. Farthing (2)	4,000	(3)				$9.1563	05/17/09
	200,000	(4)				$8.5600	08/27/14
								3,319	(5)	$19,483
James G. Delfs	10,000	(3)				$8.9000	01/29/12
			34,380	(6)		$20.8100	02/29/12
			38,100	(6)		$17.3200	03/21/13
			18,900	(6)		$15.4100	06/06/13
			23,600	(6)		$14.5300	03/02/14
								15,360	(7)	$90,163	21,500	(8)	$126,205
D. Hunt Hawkins	10,000	(3)				$8.9000	01/29/12
			31,880	(6)		$20.8100	02/29/12
			35,000	(6)		$17.3200	03/21/13
			17,200	(6)		$15.4100	06/06/13
			28,400	(6)		$14.5300	03/02/14
								14,160	(9)	$83,119	123,860	(10)	$727,058
William A. Moll	42,900	(3)	22,100	(3)		$5.6600	08/29/13
			21,880	(6)		$20.8100	02/29/12
			23,800	(6)		$17.3200	03/21/13
			13,000	(6)		$15.4100	06/06/13
			35,600	(6)		$14.5300	03/02/14
								9,650	(11)	$56,646	126,810	(12)	$744,375
Michael D. Ray	50,000	(3)				$7.9800	08/06/11
	10,000	(3)				$8.9000	01/29/12
			30,000	(6)		$20.8100	02/29/12
			34,400	(6)		$17.3200	03/21/13
			16,900	(6)		$15.4100	06/06/13
			21,100	(6)		$14.5300	03/02/14
								13,660	(13)	$80,184	19,220	(14)	$112,821
Michael D. Fisher (15)	-		-		-	-	-	-		-	-		-

(1)

The market value is determined by multiplying the number of shares times the closing price of the Company’s stock on The Nasdaq Stock Market® as of the last day of the fiscal year. The closing price of the Company’s stock on February 1, 2008 was $5.87. The actual value will depend on the fair market value on the date of vesting.

(2)	Ms. Farthing’s date of hire was September 24, 2007.

(3)

Options granted 5/17/1999, 8/6/2001, 1/29/2002 and 8/29/2003 vest at 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date, and expire on the date shown in column (f), which is the tenth anniversary of their grant. Upon termination, except for death, disability, retirement or change of control, unvested options are forfeited.

(4)	Options granted 8/27/2007 vest immediately and expire on the date shown in column (f), which is the seventh anniversary of their grant.

(5)

The number of restricted stock awards consist of (1) 1,406 shares that cliff vest on January 10, 2009, the third anniversary of the grant, plus (2) 1,913 shares that cliff vest on January 9, 2010, the third anniversary of the grant.

(6)

Options granted 2/28/2005, 3/21/2006, 6/6/2006 and 3/2/2007 vest at 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date, and expire on the date shown in column (f), which is the seventh anniversary of their grant. Upon termination, except for death, disability, retirement or change of control, unvested options are forfeited.

(7)

The number of restricted stock awards consist of (1) 6,610 shares that cliff vest on March 1, 2012, the seventh anniversary of the grant, unless a pre-determined performance goal is met during the second year following the year of grant, at which time vesting is accelerated to March 1, 2008 plus (2) 8,750 shares that cliff vest on March 21, 2013, the seventh anniversary of the grant, unless a pre-determined performance goal is met during the second year following the year of grant, at which time vesting is accelerated to March 21, 2009.

(8)

The number of shares is based upon 6,890 shares, the Threshold Level of performance if a pre-determined cumulative three year EPS goal is achieved for fiscal years 2006-2008, plus 14,610 shares, the Threshold Level of performance if a pre-determined cumulative three year EPS goal is achieved for fiscal years 2007-2009. If the three year EPS goal for 2006-2008 is met, the 6,890 shares will vest on June 6, 2009 and if the three year EPS goal for 2007-2009 is met, the 14,610 shares will vest on March 2, 2010.

(9)

The number of restricted stock awards consist of (1) 6,130 shares that cliff vest on March 1, 2012, the seventh anniversary of the grant, unless a pre-determined performance goal is met during the second year following the year of grant, at which time vesting is accelerated to March 1, 2008, plus (2) 8,030 shares that cliff vest on March 21, 2013, the seventh anniversary of the grant, unless a pre-determined performance goal is met during the second year following the year of grant, at which time vesting is accelerated to March 21, 2009.

(10)

The number of shares consist of (1) 6,270 shares, based upon the Threshold Level of performance if a pre-determined cumulative three year EPS goal is achieved for fiscal years 2006-2008, which would vest on June 6, 2009, (2) 100,000 shares, 50% of which vest at the time the stock trades at a pre-determined price for 20 consecutive trading days and another 50% of which vest at the time the stock trades at a higher pre-determined price for 20 consecutive trading days (this grant expires on September 22, 2010), plus (3) 17,590 shares, based upon the Threshold Level of performance if a pre-determined cumulative three year EPS goal is achieved for the fiscal years 2007-2009, which would vest on March 2, 2010.

(11)

The number of restricted stock awards consist of (1) 4,200 shares that cliff vest on March 1, 2012, the seventh anniversary of the grant, unless a pre-determined performance goal is met during the second year following the year of grant, at which time vesting is accelerated to March 1, 2008 plus (2) 5,450 shares that cliff vest on March 21, 2013, the seventh anniversary of the grant, unless a pre-determined performance goal is met during the second year following the year of grant, at which time vesting is accelerated to March 21, 2009.

(12)

The number of shares consist of (1) 4,730 shares, based upon the Threshold Level of performance if a pre-determined cumulative three year EPS goal is achieved for fiscal years 2006-2008, which would vest on June 6, 2009, plus (2) 100,000 shares, 50% of which vest at the time the stock trades at a pre-determined price for 20 consecutive trading days and another 50% of which vest at the time the stock trades at a higher pre-determined price for 20 consecutive trading days (this grant expires on September 22, 2010), plus (3) 22,080 shares, based upon the Threshold Level of performance if a pre-determined cumulative three year EPS goal is achieved for fiscal years 2007-2009, which would vest on March 2, 2010.

(13)

The number of restricted stock awards consist of (1) 5,770 shares that cliff vest on March 1, 2012, the seventh anniversary of the grant, unless a pre-determined performance goal is met during the second year following the year of grant, at which time vesting is accelerated to March 1, 2008 plus (2) 7,890 shares that cliff vest on March 21, 2013, the seventh anniversary of the grant, unless a pre-determined performance goal is met during the second year following the year of grant, at which time vesting is accelerated to March 21, 2009.

(14)

The number of shares is based upon 6,160 shares, the Threshold Level of performance if a pre-determined cumulative three year EPS goal is achieved for fiscal years 2006-2008, plus 13,060 shares, the Threshold Level of performance if a pre-determined cumulative three year EPS goal is achieved for fiscal years 2007-2009. If the three year EPS goal for 2006-2008 is met, the 6,160 shares will vest on June 6, 2009 and if the three year EPS goal for 2007-2009 is met, the 13,060 shares will vest on March 2, 2010.

(15)

Mr. Fisher’s date of hire was August 16, 1993 and his date of termination of employment was August 27, 2007. Stock option and restricted stock awards not exercised/vested within ninety days of termination of employment were forfeited. See note 5 to the All Other Compensation Table on page 18.

The following table provides information relating to options exercised and stock awards that vested during the fiscal year ended February 2, 2008 for each of the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR ENDED FEBRUARY 2, 2008

(a)	(b)	(c)	(d)	(e)
Name	Option Awards		Stock Awards
	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Linda M. Farthing (3)	-	-	1,368	$4,911

Michael D. Fisher (4)	100,000	$119,756	-	-

James G. Delfs	17,021	$28,819	-	-

D. Hunt Hawkins	70,000	$83,828	-	-

William A. Moll	-	-	-	-

Michael D. Ray	6,385	$10,811	-	-

(1)	The value realized is calculated based on the excess of the market price on the date of exercise over the grant price of the options multiplied by the number of options exercised.

(2)

The value realized represents the number of shares acquired on vesting multiplied by the closing market price of the Company’s Common Stock as listed on The Nasdaq Stock Market® on the date of vesting.

(3)	Ms. Farthing’s date of hire was September 24, 2007.

(4)

Mr. Fisher’s date of hire was August 16, 1993 and his date of termination of employment was August 27, 2007. Stock option and restricted stock awards not exercised/vested within ninety days of termination of employment were forfeited. See note 5 to the All Other Compensation Table on page 18.

The following table provides information relating to pension benefits for each of the Named Executive Officers. As discussed in the Compensation Discussion & Analysis, the Company does not provide a defined benefit (pension) plan for its Named Executive Officers.

PENSION BENEFITS FOR FISCAL YEAR ENDED FEBRUARY 2, 2008

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)

Linda M. Farthing (1)	No Plans	N/A	N/A	N/A

Michael D. Fisher (2)	No Plans	N/A	N/A	N/A

James G. Delfs	No Plans	N/A	N/A	N/A

D. Hunt Hawkins	No Plans	N/A	N/A	N/A

William A. Moll	No Plans	N/A	N/A	N/A

Michael D. Ray	No Plans	N/A	N/A	N/A

(1)	Ms. Farthing’s date of hire was September 24, 2007.

(2)	Mr. Fisher’s date of hire was August 16, 1993 and his date of termination of employment was August 27, 2007.

NON-QUALIFIED DEFERRED COMPENSATION

Compensation under the Non-Qualified Deferred Compensation Table summarizes amounts paid on behalf of each Named Executive Officer under the Company’s Non-Qualified Deferred Compensation Plan (the “Plan”) which, among other provisions, provides that the Company will match the Named Executive Officers’ contributions to the Plan, dollar for dollar, up to a maximum of 10% of the executive’s total compensation (salary plus bonuses); however the Company’s portion of the contribution vests 20% per year in each of years four through eight (with accelerated vesting on retirement, termination, or a change of control). Amounts under the Plan may be withdrawn following termination of employment either in a lump-sum or over time as each Named Executive Officer shall elect.

Benefits under the Non-Qualified Deferred Compensation Plan are payable following a participant’s retirement (on or after age 62) as well as following a separation from the Company for reasons other than retirement, subject to vesting requirements as described above, and on death or permanent disability. However, upon the showing of a financial hardship and receipt of approval from the Compensation Committee, an executive may be allowed to access funds in his or her deferred compensation account earlier than would otherwise be available.

Amounts credited to each Named Executive Officer’s account will receive earnings depending upon the investment option elected by each named executive. The following table shows the current investment options available under the Company’s Non-Qualified Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2007.

Fund	Annual Rate of Return	Fund	Annual Rate of Return
Conservative Asset Allocation Portfolio	7.35%	S&P 500 Index	5.49%
Moderate/Conservative Asset Allocation Portfolio	7.16%	Oppenheimer VA Capital Appreciation NS	14.15%
Moderate Asset Allocation Portfolio	7.05%	Russell 1000 Growth Index	11.81%
Moderate/Aggressive Asset Allocation Portfolio	6.49%	Goldman Sachs VIT Mid Cap Value	3.20%
Aggressive Asset Allocation Portfolio	6.44%	Russell Midcap Value Index	-1.42%
Nationwide NVIT Money Market V	4.87%	Van Kampen UIF Mid Cap Growth Portfolio	22.67%
3- Month T-Bill Index	4.40%	Russell Midcap Growth Index	11.43%
PIMCO VIT Real Return Portfolio	10.66%	Royce Capital Small Cap Portfolio	-2.14%
Lehman U.S. TIPS Index	11.64%	Russell 2000 Value Index	-9.78%
PIMCO VIT Total Return Portfolio	8.76%	Vanguard VIF Small Company Growth	3.77%
Lehman Aggregate Bond Index	6.97%	Russell 2000 Growth Index	7.05%
LASSO® Long and Short Strategic Opportunities®	4.08%	Oppenheimer VA Global Securities NS	6.32%
MSCI Hedge Invest Index/60% S&P 500 40% Lehman Agg.	3.61%	MSCI World Index	9.04%
T. Rowe Price Equity Income Portfolio	3.03%	AllianceBernstein VPS International Value	5.84%
Russell 1000 Value Index	-0.17%	MSCI EAFE Value Index	5.96%
Dreyfus Stock Index	5.26%

The earnings achieved by each of the Named Executive Officers is reflected in the table below:

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR ENDED FEBRUARY 2, 2008

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings/(Loss) in Last Fiscal Year ($)(3)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Linda M. Farthing (5)	-	-	-	-	-
Michael D. Fisher (6)	$47,283	$47,283	$82,907	$579,997	$963,208
James G. Delfs	$35,380	$35,380	($7,941)	-	$699,140
D. Hunt Hawkins	$32,542	$32,542	($2,758)	$47,586	$572,614
William A. Moll	$54,550	$54,550	($2,037)	-	$516,061
Michael D. Ray	$28,990	$28,990	($2,495)	-	$545,803

(1)	The amount reflected for each of the Named Executive Officers is reported as compensation to such Named Executive Officer in the Summary Compensation Table on page 17.

(2)	The amount reflected for each of the Named Executive Officers is reported as compensation to such Named Executive Officer in column (g) in the All Other Compensation Table on page 18.

(3)

The amount reflected for each of the Named Executive Officers includes above-market earnings reported in column (h) in the Summary Compensation Table of the following amount for 2007: $387 for Mr. Fisher.

(4)

The following aggregate balances existed at the end of fiscal year 2006 for each of the Named Executive Officers: $1,365,732 for Mr. Fisher; $636,321 for Mr. Delfs; $557,874 for Mr. Hawkins; $408,998 for Mr. Moll and $490,318 for Mr. Ray. These balances include the following amounts previously reported in Summary Compensation Tables in prior years for each of the Named Executive Officers: $920,146 for Mr. Fisher; $390,930 for Mr. Delfs; $329,062 for Mr. Hawkins; $141,751 for Mr. Moll and $305,436 for Mr. Ray. 2006 was the first year that Mr. Moll was reported in the Summary Compensation Table.

(5)	Ms. Farthing’s date of hire was September 24, 2007.

(6)	Mr. Fisher’s date of hire was August 16, 1993 and his date of termination of employment was August 27, 2007. See note 5 to the All Other Compensation Table on page 18.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Termination of employment compensation accrued by the Company during 2007 for Mr. Fisher relating to his Separation Agreement And Release that was effective August 27, 2007 is described in detail in note 5 to the All Other Compensation Table on page 18.

Each of the Named Executive Officers has entered into employment agreements with the Company which, among other things, contain the following provisions:

Termination: The Company has the right to terminate any Named Executive Officer at any time, with or without cause. Likewise, a Named Executive Officer is able to terminate his or her employment for “good reason” or for no reason. “Good reason” includes, among other things, a material reduction in the Named Executive Officer’s compensation or benefits which is materially more adverse to the executive than similar reductions applicable to other executives of a similar level of status within the Company as executive or the assignment to the Named Executive Officer of duties which results in a material diminution in such position, authority, duties or responsibilities and which could reasonably be believed to be demeaning.

With Cause or Without Good Reason: In the event a Named Executive Officer is terminated by the Company for “cause” or if the Named Executive Officer leaves during the employment term without “good reason”, then the Company’s only obligations to the executive are to pay his or her base salary through the date of termination, and to provide such other benefits as have been vested.

Without Cause or For Good Reason: If the Named Executive Officer, other than the Chief Executive Officer, is terminated by the Company without “cause”, or if he or she terminates his or her employment for “good reason”, then in addition to payment of base salary through the termination date, the Named Executive Officer is entitled to receive 200% of his or her current annual base salary paid out in 36 semi-monthly installments following his or her termination. During the continued payment period, he or she also receives continued coverage under the Company’s medical, life and disability insurance programs. The Chief Executive Officer’s employment agreement provides for termination by either the Company or the Chief Executive Officer on sixty days notice without any base salary termination payment.

Death and Disability: In the event of the Named Executive Officer’s death, his or her estate shall receive annual base compensation through the end of the month during which the death occurred, plus whatever bonus the Named Executive Officer was entitled to for the year during which the death occurred. Normal payments will also be made for the Named Executive Officer’s benefit under the Company’s other benefit plans in which he or she was a participant. In the event that termination is a result of permanent disability, such Named Executive Officer may be terminated if he or she does not recover within six months following the onset of the disability, and the executive will receive a pro rata portion of his or her bonus for the year in which the termination occurred and an additional nine months base compensation following termination, as well as payment of benefits from any of the Company’s benefit plans in which the disabled executive was a participant.

Change in Control: If within two years following a change in control, a Named Executive Officer’s (other than the Chief Executive Officer’s) employment is terminated without cause (by the Company) or for good reason (by the Named Executive Officer), then the Named Executive Officer will receive the following in a lump sum payable not earlier than six (6) months following the effective date of the Named Executive Officer’s termination of employment and not later than seven (7) months following the effective date of the Named Executive Officer’s termination of employment: (i) his or her earned but unpaid base salary, if any, up to the termination date, plus (ii) 200% of both his or her current total annual base salary and his or her projected annual incentive compensation (annual cash bonus) calculated as though the Company had achieved its “target” earnings for the year of termination. The Chief Executive Officer’s employment agreement does not provide for any termination payment if her employment is terminated following a change of control.

In addition to the other events constituting “good reason” under the Named Executive Officer’s employment agreement, the following shall also constitute “good reason” if it occurs within two years following a change in control: if the Named Executive Officer is willing and able to continue employment with the Company but the Company exercises its right to either not renew the Named Executive Officer’s employment agreement, or offers to renew that agreement on terms materially less favorable to the Named Executive Officer than the then existing agreement.

Term: The employment agreements are each for an initial period of three years, automatically renewing for additional periods of one year each if not terminated at the end of their then current terms. The employment agreements may be terminated before the end of their terms by the Company with or without cause or by the Named Executive Officer with or without good reason. The current terms of the employment agreements for the Company’s Chief Financial Officer and the Company’s Director of Stores terminate in July of 2008 and the Compensation Committee is currently reviewing the form of those agreements for possible revision.

Restricted Covenant: Each Named Executive Officer agrees to maintain all of the Company’s trade secrets fully confidential, in perpetuity, and agrees to certain non-competition and non-solicitation provisions in favor of the Company which continue for two years after termination of employment.

Had a termination, disability, death or change in control occurred as of February 2, 2008, the Named Executive Officers would have been eligible to receive the payments specified in the following tables:

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for Linda M. Farthing, the Company’s President and Chief Executive Officer.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability(2)	Death(2)	Termination After Change In Control(2)
Earned But Unpaid Base Salary (February 1 – 2, 2008)	$3,177	$3,177	$3,177	$3,177
200% of Current Total Annual Base Salary		$0	$0
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period		$79,735	$79,735		$36,121		$36,121
Annual Base Salary Through End of Month of Termination					$68,833	$68,833
Earned Bonus (Pro rata)					$0	$0
Additional Nine Months of Compensation at the Current Base Salary					$619,500
Benefits Entitled to Under the Disability Plan of the Company					$15,000 per month
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan					$0	$0
Net Value of Unvested Options					$0	$0	$0
Current Value of Unvested Restricted Shares					$19,483	$19,483	$19,483
Lump Sum Payment of 200% of Current Annual Base Salary							$0
Lump Sum Payment of 200% of “Target” Bonus							$0
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (3)	$0	$0	$0	$0	$0	$0	$0
Split-Dollar Life Insurance						$4,130,000
Total (4)	$3,177	$82,912	$82,912	$3,177	$743,937	$4,218,316	$55,604

(1)	Retirement is treated the same as termination by the Named Executive Officer without good reason.

(2)

In addition to the amounts reflected, an additional amount would be paid to the Named Executive Officer. The exact amount is not calculable at the present time due to the fact that it is based upon the actual 3 year cumulative EPS that is achieved. The Named Executive Officer would be entitled to the number of shares determined following each three year period times the percent of time she actually was employed during the three year period.

(3)	The benefits payable under the Company’s 401(k) plan have been omitted since this plan is non-discriminatory.

(4)	In addition to the total reflected for disability, $15,000 per month during the disability period would also be received.

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for James G. Delfs, the Company’s Senior Vice President and Chief Financial Officer.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability(2)	Death(2)	Termination After Change In Control(2)
Earned But Unpaid Base Salary (February 1 – 2, 2008)	$1,378	$1,378	$1,378	$1,378
200% of Current Total Annual Base Salary		$707,600	$707,600
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period		$160,938	$160,938		$36,121		$36,121
Annual Base Salary Through End of Month of Termination					$29,483	$29,483
Earned Bonus (Pro rata)					$0	$0
Additional Nine Months of Compensation at the Current Base Salary					$265,350
Benefits Entitled to Under the Disability Plan of the Company					$15,000 per month
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan					$0	$0
Net Value of Unvested Options					$0	$0	$0
Current Value of Unvested Restricted Shares					$90,163	$90,163	$90,163
Lump Sum Payment of 200% of Current Annual Base Salary							$707,600
Lump Sum Payment of 200% of “Target” Bonus							$322,470
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (3)	$699,140	$699,140	$699,140	$699,140	$699,140	$699,140	$699,140
Split-Dollar Life Insurance						$2,762,500
Total (4)	$700,518	$1,569,056	$1,569,056	$700,518	$1,120,257	$3,581,286	$1,855,494

(1)	Retirement is treated the same as termination by the Named Executive Officer without good reason.

(2)

In addition to the amounts reflected, an additional amount would be paid to the Named Executive Officer. The exact amount is not calculable at the present time due to the fact that it is based upon the actual 3 year cumulative EPS that is achieved. The Named Executive Officer would be entitled to the number of shares determined following each three year period times the percent of time he actually was employed during the three year period.

(3)	The benefits payable under the Company’s 401(k) plan have been omitted since this plan is non-discriminatory.

(4)	In addition to the total reflected for disability, $15,000 per month during the disability period would also be received.

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for D. Hunt Hawkins, the Company’s Executive Vice President, Chief Administrative Officer.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability(2)	Death(2)	Termination After Change In Control(2)

Earned But Unpaid Base Salary (February 1 – 2, 2008)	$1,365	$1,365	$1,365	$1,365
200% of Current Total Annual Base Salary		$710,000	$710,000
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period		$112,119	$112,119		$36,121		$36,121
Annual Base Salary Through End of Month of Termination					$29,583	$29,583
Earned Bonus (Pro rata)					$0	$0
Additional Nine Months of Compensation at the Current Base Salary					$266,250
Benefits Entitled to Under the Disability Plan of the Company					$15,000 per month
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan					$0	$0
Net Value of Unvested Options					$0	$0	$0
Current Value of Unvested Restricted Shares					$83,119	$83,119	$83,119
Lump Sum Payment of 200% of Current Annual Base Salary							$710,000
Lump Sum Payment of 200% of “Target” Bonus							$390,500
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (3)	$572,614	$572,614	$572,614	$572,614	$572,614	$572,614	$572,614
Split-Dollar Life Insurance						$2,547,500
Total (4)	$573,979	$1,396,098	$1,396,098	$573,979	$987,687	$3,232,816	$1,792,354

(1)	Retirement is treated the same as termination by the Named Executive Officer without good reason.

(2)

In addition to the amounts reflected, an additional amount would be paid to the Named Executive Officer. The exact amount is not calculable at the present time due to the fact that it is based upon the actual 3 year cumulative EPS that is achieved. The Named Executive Officer would be entitled to the number of shares determined following each three year period times the percent of time he actually was employed during the three year period.

(3)	The benefits payable under the Company’s 401(k) plan have been omitted since this plan is non-discriminatory.

(4)	In addition to the total reflected for disability, $15,000 per month during the disability period would also be received.

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for William A. Moll, the Company’s Executive Vice President and Chief Merchandising Officer.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability(2)	Death(2)	Termination After Change In Control(2)

Earned But Unpaid Base Salary (February 1 – 2, 2008)	$1,713	$1,713	$1,713	$1,713
200% of Current Total Annual Base Salary		$891,000	$891,000
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period		$181,787	$181,787		$36,121		$36,121
Annual Base Salary Through End of Month of Termination					$37,125	$37,125
Earned Bonus (Pro rata)					$0	$0
Additional Nine Months of Compensation at the Current Base Salary					$334,125
Benefits Entitled to Under the Disability Plan of the Company					$15,000 per month
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan					$0	$0
Net Value of Unvested Options					$4,641	$4,641	$4,641
Current Value of Unvested Restricted Shares					$56,646	$56,646	$56,646
Lump Sum Payment of 200% of Current Annual Base Salary							$891,000
Lump Sum Payment of 200% of “Target” Bonus							$490,050
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (3)	$412,850	$516,061	$516,061	$412,850	$516,061	$412,850	$516,061
Split-Dollar Life Insurance						$2,727,500
Total (4)	$414,563	$1,590,561	$1,590,561	$414,563	$984,719	$3,238,762	$1,994,519
(1)	Retirement is treated the same as termination by the Named Executive Officer without good reason.

(2)

In addition to the amounts reflected, an additional amount would be paid to the Named Executive Officer. The exact amount is not calculable at the present time due to the fact that it is based upon the actual 3 year cumulative EPS that is achieved. The Named Executive Officer would be entitled to the number of shares determined following each three year period times the percent of time he actually was employed during the three year period.

(3)	The benefits payable under the Company’s 401(k) plan have been omitted since this plan is non-discriminatory.

(4)	In addition to the total reflected for disability, $15,000 per month during the disability period would also be received.

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for Michael D. Ray, the Company’s Senior Vice President and Director of Stores.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability(2)	Death(2)	Termination After Change In Control(2)

Earned But Unpaid Base Salary (February 1 – 2, 2008)	$1,216	$1,216	$1,216	$1,216
200% of Current Total Annual Base Salary		$632,500	$632,500
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period		$167,821	$167,821		$36,121		$36,121
Annual Base Salary Through End of Month of Termination					$26,354	$26,354
Earned Bonus (Pro rata)					$0	$0
Additional Nine Months of Compensation at the Current Base Salary					$237,188
Benefits Entitled to Under the Disability Plan of the Company					$15,000 per month
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan					$0	$0
Net Value of Unvested Options					$0	$0	$0
Current Value of Unvested Restricted Shares					$80,184	$80,184	$80,184
Lump Sum Payment of 200% of Current Annual Base Salary							$632,500
Lump Sum Payment of 200% of “Target” Bonus							$284,625
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (3)	$545,803	$545,803	$545,803	$545,803	$545,803	$545,803	$545,803
Split-Dollar Life Insurance						$2,455,000
Total (4)	$547,019	$1,347,340	$1,347,340	$547,019	$925,650	$3,107,341	$1,579,233

(1)	Retirement is treated the same as termination by the Named Executive Officer without good reason.

(2)

In addition to the amounts reflected, an additional amount would be paid to the Named Executive Officer. The exact amount is not calculable at the present time due to the fact that it is based upon the actual 3 year cumulative EPS that is achieved. The Named Executive Officer would be entitled to the number of shares determined following each three year period times the percent of time he actually was employed during the three year period.

(3)	The benefits payable under the Company’s 401(k) plan have been omitted since this plan is non-discriminatory.

(4)	In addition to the total reflected for disability, $15,000 per month during the disability period would also be received.

COMPENSATION OF DIRECTORS

Members of the Company’s Board of Directors receive compensation through retainers, attendance fees and receipt of restricted shares and options, as more fully described in Section X of the Compensation Discussion and Analysis. Directors who are not employees of the Company do not participate in any non-equity incentive compensation plans.

In addition to the normal annual retainers, attendance fees and receipt of restricted shares and options, the Lead Director receives an additional $20,000 for his services as lead director. The Company also pays an additional $12,000 per year to the chairperson of the Company’s Audit Committee, and pays an additional $4,000 per year to the chairperson of the Compensation Committee.

The “all other compensation” column reflects dividends received by each director on restricted shares held by such persons as a result of their being directors. Beginning in 2008, all dividend payments have been suspended.

DIRECTOR SUMMARY COMPENSATION TABLE FOR FISCAL YEAR ENDED FEBRUARY 2, 2008

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(4)	Total ($)
Ralph Alexander	$28,750	320	1,322	-	-	-	$30,392
Alvin R. Carpenter	$73,250	25,117	-	-	-	1,172	$99,539
Susan Falk	$26,750	320	1,322	-	-	-	$28,392
Mitchell W. Legler	$66,750	25,117	-	-	-	1,172	$93,039
Richard L. Sisisky	$74,000	25,117	1,120	-	-	1,172	$101,409
Martin E. Stein, Jr.	$48,750	25,117	-	-	-	1,172	$75,039
J. Wayne Weaver	$36,000	25,117	-	-	-	1,172	$62,289
James H. Winston (5)	$25,250	32,232	-	-	-	586	$58,068

(1)

Jay Stein, the Company’s Chairman of the Board, John H. Williams, Jr., the Company’s Vice Chairman of the Board and Michael D. Fisher, the Company’s former President and Chief Executive Officer are not included in this table as they are(were) employees of the Company and therefore do(did) not receive compensation for their services as Directors. The compensation received by Mr. Fisher is shown in the Summary Compensation Table on page 17. Ms. Farthing served and was compensated as a non-employee director until September 24, 2007, the effective date she became President and Chief Executive Officer. The compensation she received as a non-employee director is shown in the All Other Compensation Table on page 18.

(2)

Reflects the dollar amount recognized for financial reporting purposes for the fiscal year ended February 2, 2008 in accordance with FAS 123 (R) and thus includes awards granted during and prior to fiscal year 2007. Forfeiture estimates have been disregarded in determining the amounts indicated. During fiscal year 2007, each Director named above (except Ms. Farthing, who was an employee at the time of the grant and Mr. Winston who retired effective June 12, 2007) received 6,562 shares of restricted stock with a grant date fair value of $25,001. The total grant date fair value relating to restricted stock awards granted to all Directors named above during fiscal year 2007 was $150,007. As of February 2, 2008, each Director has the following number of unvested restricted stock awards outstanding: Ralph Alexander: 6,562; Susan Falk: 6,562; Alvin R. Carpenter: 9,881; Mitchell W. Legler: 9,881; Richard L. Sisisky: 9,881; Martin E. Stein, Jr.: 9,881 and J. Wayne Weaver: 9,881. The unvested restricted stock awards for Ms. Farthing are shown in the Outstanding Equity Awards at the Fiscal Year End Table on page 20.

(3)

Reflects the dollar amount recognized for financial reporting purposes for the fiscal year ended February 2, 2008 in accordance with FAS 123(R) and thus includes option awards granted during and prior to fiscal year 2007. Forfeiture estimates have been disregarded in determining the amounts indicated. As of February 2, 2008, the following directors have the indicated number of option awards outstanding: Ralph Alexander 4,000; Susan Falk 4,000; Richard L. Sisisky: 4,000; Martin E. Stein, Jr.: 4,000 and J. Wayne Weaver: 4,000. Option awards outstanding for Ms. Farthing are shown in the Outstanding Equity Awards at the Fiscal Year End Table on page 20.

(4)	Reflects the amount of quarterly dividends of $0.0625 per share paid on unvested shares of restricted stock granted to each named Director.

(5)	Effective June 12, 2007, Mr. Winston retired from the Board of Directors.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS

THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm PricewaterhouseCoopers LLP to serve as our independent registered certified public accounting firm for the current fiscal year ending January 31, 2009. That firm has served as our audit firm since 1983. Our Board of Directors has directed that the appointment of the independent registered certified public accounting firm be submitted for ratification by the shareholders at the annual meeting. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm is not required by our articles of incorporation or bylaws. However, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to a shareholder vote. Even if the selection is ratified, the Audit Committee retains the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders and the Company.

All decisions regarding selection of independent registered certified public accounting firms and approval of accounting services and fees are made by our Audit Committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities Exchange Commission (SEC). There are no exceptions to the policy of securing pre-approval of the Audit Committee for any service provided by our independent registered certified public accounting firm.

The following table provides information relating to the fees paid or accrued by the Company for the audit including the audit of internal controls and fees billed in each of the last two fiscal years for other services provided by PricewaterhouseCoopers LLP.

	2007	2006
Audit fees (1)	$754,000	$702,950
Audit-related fees (2)	93,425	58,142
Tax fees (3)	376,097	144,354
All other fees	-	-

Total Fees	$1,223,522	$905,446

(1)

Includes fees for professional services relating to the annual audit of the Company’s financial statements, review of the Company’s quarterly financial statements and services related to the certification of the Company’s internal controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Includes fees for professional services relating to the audit of employee benefit plans and for consultation on accounting standards or transactions.

(3)

Includes fees for professional services relating to tax compliance (preparation of returns) and fees relating to an IRS examination. No services were provided by PricewaterhouseCoopers LLP relating to aggressive tax transactions, contingent fee services or any tax services to certain persons who serve in financial reporting oversight roles.

The Audit Committee must pre-approve (i) all audit services, and (ii) all non-audit services provided by the independent registered certified public accounting firm that are permitted by Section 01 of the Sarbanes Act, except if:

1.

in the case of permissible non-audit services, such services qualify as de minimus under Section 202 of the Sarbanes Act and the Company did not recognize that such services were non-audit services at the time of the engagement;

2.	the Audit Committee, or one or more of its designated members, approves the permissible non-audit services before completion of the audit; and

3.	when one or more designated members approves such services, such approval is presented to the Audit Committee at its next scheduled meeting.

All audit, audit-related and tax services provided by PricewaterhouseCoopers LLP were pre-approved in accordance with the Audit Committee’s guidelines.

The Audit Committee discussed the non-audit services with PricewaterhouseCoopers LLP and determined that their provision would not impair that firm’s independence.

The affirmative vote of a majority of the shares of common stock voted on the proposal is required to ratify the appointment of PricewaterhouseCoopers LLP. Broker non-votes and abstentions will have no effect on the vote.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING JANUARY 31, 2009.

AUDIT COMMITTEE REPORT

March 2008

The charter of the Audit Committee of the board of directors specifies that the committee is responsible for providing oversight of the integrity of the Company’s financial statements, the adequacy of the Company’s system of internal controls, and the qualification, independence and performance of the Company’s independent registered certified public accounting firm. The Audit Committee is composed of four directors, each of whom is independent as defined by The Nasdaq Stock Market®’s listing standards.

Management is responsible for the Company’s internal controls and financial reporting process. The Audit Committee monitors management’s preparation of quarterly and annual financial reports in accordance with accounting principles generally accepted in the USA and oversees the implementation and maintenance of effective systems of internal and disclosure controls. The independent registered certified public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the USA and issuing a report thereon. The Audit Committee supervises the relationship between the Company and its independent registered certified public accounting firm, including making decisions about their appointment or removal, reviewing the scope of their audit services, approving non-audit services, and confirming their independence.

In connection with these responsibilities, the Audit Committee met with management and the independent registered certified public accounting firm eight times during 2007 to review and discuss the Company’s annual and quarterly financial statements prior to their issuance, and other matters. Four of these meetings also included executive sessions with the independent registered certified public accounting firm without the presence of management and executive sessions without others present with the Company’s Chief Financial Officer and separate meetings with the Company’s Senior Vice President of Internal Audit, Safety and Security. During 2007, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the USA. The Audit Committee also discussed with the independent registered certified public accounting firm the matters required by Statement on Auditing Standards No. 114 (Auditor’s Communication with Those Charged with Governance) including the quality of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee received written disclosures from the independent registered certified public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent registered certified public accounting firm their firm’s independence. The Audit Committee also monitored the Company’s compliance with the internal controls provisions of Section 404 of the Sarbanes-Oxley Act of 2002.

Based upon the Audit Committee’s discussions with management and the independent registered certified public accounting firm and its review of their representations, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended February 2, 2008, filed with the Securities and Exchange Commission.

Irwin Cohen, Chairman

Ralph C. Alexander

Susan Falk

Richard L Sisisky

CERTAIN TRANSACTIONS; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Audit Committee of the Board of Directors is responsible for evaluating the appropriateness of all related-party transactions.

The Audit Committee has adopted written policies and procedures for the Committee to review and approve or ratify related-party transactions involving the Company, any of its executive officers, directors or 5% or more shareholders or any of their family members. These transactions include:

(a)	transactions that must be disclosed in proxy statements under SEC rules; and

(b)	transactions that could potentially cause a non-employee director to cease to qualify as independent under The Nasdaq Stock Market® listing requirements.

Transactions that are deemed immaterial under SEC disclosure requirements are generally deemed pre-approved under these written policies and procedures, including transactions with a company with which a Stein Mart director’s sole relationship is as a non-employee director and the total amount involved does not exceed 1% of the other company’s total annual revenues.

Criteria for Audit Committee approval or ratification of related-party transactions include:

(a)	whether the transactions are on terms no less favorable to the Company than terms generally available from an unrelated third party;

(b)	the extent of the related-party’s interest in the transaction;

(c)	whether the transaction would interfere with the performance of the officer’s or director’s duties to the Company;

(d)

in the case of a transaction involving a non-employee director, whether the transaction would disqualify the director from being deemed independent under The Nasdaq Stock Market® listing requirements and;

(e)	such other factors that the Audit Committee deems appropriate under the circumstances.

The Audit Committee has approved the related-party transactions described below, each involving non-employee directors of the Company, after determining that the transactions do not adversely affect the performance by these directors of their duties to the Company.

Mr. Mitchell W. Legler. Mr. Legler is the majority shareholder of Kirschner & Legler, P.A., general counsel to the Company since April 2001. From August 1995 to April 2001, Mr. Legler was the sole shareholder of the law firm of Mitchell W. Legler, P.A., which served as general counsel to the Company. Legal fees received by Kirschner & Legler, P.A. for fiscal year 2007 were $248,000.

Mr. Martin E. Stein, Jr. Mr. Stein, a member of the Compensation Committee of the Board of Directors, is Chairman and Chief Executive Officer of Regency Centers Corporation, a New York Stock Exchange listed real estate investment trust, through which the Company leases five locations owned by Regency Centers Corporation for approximately $1.3 million in base rent annually. The Audit Committee believes that amounts paid for leased space and other lease related services are competitive with amounts that would be paid to a third party to lease similar space.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which stockholder proposals must be received by the Company in order to be included in the Company’s proxy materials for the next annual meeting. In accordance with these regulations, stockholders are hereby notified that if they wish a proposal to be included in the Company’s proxy statement and form of proxy relating to the 2009 annual meeting, a written copy of their proposal must be received at the principal executive offices of the Company no later than January 8, 2009. To ensure prompt receipt by the Company, proposals should be sent certified mail return receipt requested. Proposals must comply with the proxy rules relating to stockholder proposals in order to be included in the Company’s proxy materials.

If any shareholder proposals are submitted to the Company but are not requested to be included in the Company proxy materials for the 2009 annual meeting, the persons named in proxies solicited by the Board of Directors for the 2009 annual meeting may exercise discretionary voting power with respect to any such proposal that the Company receives after March 24, 2009.

OTHER MATTERS

The Board of Directors does not know of any other matters to come before the meeting; however, if any other matters properly come before the meeting it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

ANNUAL REPORT

A copy of the Company’s Annual Report for the year ended February 2, 2008 accompanies this proxy statement. Additional copies may be obtained by writing to Ms. Susan Datz Edelman, the Company’s Director of Stockholder Relations, at 1200 Riverplace Boulevard, Jacksonville, Florida 32207.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. The Company does not expect to pay any compensation for the solicitation of proxies but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

Dated: May 8, 2008

STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND VOTE BY INTERNET, TELEPHONE OR MAIL. INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD. IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1 and Proposal 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Proposals 1 and 2.

			FOR	AGAINST	ABSTAIN

1. Election of Directors as recommended in the Proxy Statement:		2. To ratify the appointment of PricewaterhouseCoopers LLP as Independent Registered Certified Public Accountants for the fiscal year ending January 31, 2009.	☐	☐	☐
FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed

☐	☐

3.  Should any other matters requiring a vote of the shareholders arise, the named Proxies (see reverse) are authorized to vote the same in accordance with their best judgment in the interest of the Company. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.

Nominees:

01 Ralph Alexander, 02 Alvin R. Carpenter, 03 Irwin Cohen, 04 Susan Falk, 05 Linda McFarland Farthing, 06 Mitchell W. Legler, 07 Richard L. Sisisky, 08 Jay Stein, 09 Martin E. Stein, Jr., and 10 John H. Williams, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

Signature	Signature	Date

Please insert the date and sign your name exactly as it appears hereon. If shares are held jointly each joint owner should sign. Executors, administrators, trustees, guardians, etc., should so indicate when signing. Corporations should sign full corporate name by an authorized officer. Partnership should sign partnership name by an authorized Partner. Unless the date has been inserted below this proxy shall be deemed to be dated for all purposes as of the date appearing on the postmark on the envelope in which it is enclosed. In such a case the Proxies named (see reverse) are authorized to insert the date in accordance with these instructions.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/smrt Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Stein Mart Annual Report and Proxy Statement on the Internet at www.steinmart.com

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS IN CONNECTION WITH

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 17, 2008

The undersigned hereby appoints Jay Stein and John H. Williams, Jr., and each of them, with full power of substitution and revocation, as true and lawful agents and proxies of the undersigned to attend and vote all shares of Common Stock of Stein Mart, Inc., a Florida corporation, that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of Stein Mart, Inc., a Florida corporation, to be held on June 17, 2008 at 2:00 P.M., local time, at The Museum of Science and History, 1025 Museum Circle, Jacksonville, Florida, and at any adjournments thereof, hereby revoking any proxy heretofore given.

(Continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲

You can now access your Stein Mart, Inc. account online.

Access your Stein Mart, Inc. shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Stein Mart, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-866-737-3777

PRINT AUTHORIZATION		(THIS BOXED AREA DOES NOT PRINT)

To commence printing on this proxy card please sign, date and fax this card to: 212-691-9013
SIGNATURE:	DATE:	TIME:

Registered Quantity (common) 0		Broker Quantity 0